Exhibit 10.64
CONTRACT OF SALE
BY AND BETWEEN
SUMITOMO LIFE REALTY (N.Y.), INC.
AND
HINES ONE ATLANTIC CENTER LP
May 18, 2006

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		Page
10.20	USA Patriot Act	45
10.21	Waiver of Trial by Jury	45
10.22	Limitation of Liability	45
SCHEDULE OF EXHIBITS

EXHIBIT A-1	Fee Simple Land
EXHIBIT A-2	Ground Lease Land
EXHIBIT B	Inventory
EXHIBIT C	Escrow Agreement
EXHIBIT D	Additional Exceptions to Title
EXHIBIT E	Property Reports
EXHIBIT F	Required Tenants
EXHIBIT G	Tenant Estoppel Certificate
EXHIBIT H	Seller’s Estoppel Certificate
EXHIBIT I	MARTA Estoppel Certificate
EXHIBIT J	Form of Limited Warranty Deed
EXHIBIT K	Assignment and Assumption of Ground Lease
EXHIBIT L	Assignment and Assumption of Easements and Operating Agreements
EXHIBIT M	Assignment and Assumption of Easement and Tunnel Agreement
EXHIBIT N	Assignment of Guaranties and Warranties
EXHIBIT O	Assignment and Assumption of Leases, Security Deposits and Brokerage Agreements
EXHIBIT P	Bill of Sale and Assignment
EXHIBIT Q	Affidavit of Seller’s Residence
EXHIBIT R	Assignment and Assumption of Contracts
EXHIBIT S	Form of Tenant Notice Letter
EXHIBIT T-1	Owner’s Affidavit (Fee Simple Land)
EXHIBIT T-2	Owner’s Affidavit (Ground Lease Land)
EXHIBIT U	Capital Expenditures
EXHIBIT V	Purchaser Assumed Pre-Existing Brokerage and TI Costs
EXHIBIT W	Lease Exhibit
EXHIBIT X	Contracts
EXHIBIT Y	Brokerage Agreements
EXHIBIT Z	314 Audit Letter
EXHIBIT AA	Master Office Lease
EXHIBIT BB	Escrow Agreement (Holdback)
EXHIBIT CC	Declaration Estoppel Certificate
EXHIBIT DD	Seller’s Declaration Estoppel Certificate
EXHIBIT EE	Fourteenth Street Project Documents

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CONTRACT OF SALE
     THIS CONTRACT OF SALE (this “Agreement”) is made and entered into as of the 18th day of May, 2006 (the “Effective Date”), by and between SUMITOMO LIFE REALTY (N.Y.), INC., a New York corporation, having an address at 1201 West Peachtree Street, Suite 5099, Atlanta, Georgia 30309 (“Seller”) and HINES ONE ATLANTIC CENTER LP, a Delaware limited partnership, having an address at 2800 Post Oak Boulevard, Suite 4800, Houston, Texas 77056 (“Purchaser”).
W I T N E S S E T H:
     A. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement all right, title, interest, liabilities and obligations of Seller: (a) whether as fee simple owner or owner of a leasehold estate, as appropriate, in and to those tracts or parcels of land lying and being in Land Lots 105, 106 and 107 of the 17th District, City of Atlanta, Fulton County, Georgia [the portion of such land with respect to which Seller is a fee simple owner is more particularly described on Exhibit A-1 attached hereto and made a part hereof (the “Fee Simple Land”) and the portion of such land with respect to which Seller is the owner of a leasehold estate is more particularly described on Exhibit A-2 attached hereto and made a part hereof (the “Ground Lease Land”); the Fee Simple Land and the Ground Lease Land are sometimes hereinafter collectively referred to as the “Land”]; (b) to the buildings, improvements, and structures located upon the Land (collectively, the “Improvements”); (c) to all easements and other rights appurtenant to the Land, if any (collectively, the “Appurtenant Rights”); (d) in, to and under the Leases (as hereinafter defined), excepting any interest of Seller as a tenant under any of the Leases, and the Contracts (as hereinafter defined); and (e) in and to: (i) the fixtures, equipment and other personal property identified on Exhibit B attached hereto and made a part hereof (such items identified on Exhibit B are sometimes hereinafter referred to as the “Inventory”), together with any other fixtures, equipment or other personal property owned by Seller and located on and exclusively used in the operation, ownership or maintenance of the Land and the Improvements; and (ii) to the extent assignable by Seller, all intangible property owned by Seller and relating to the Land and the Improvements, if any, including, without limitation, all use, occupancy, building and operating permits and licenses relating solely to the Land and the Improvements which do not relate to Seller or its partners or agents, the internet domain name “1ac.com,” governmental approvals and any trademarks or trade names associated with the Land and the Improvements (including, without limitation, the name “One Atlantic Center,” but specifically excluding the names “Sumitomo Life Realty (N.Y.), Inc.,” “Sumitomo Life Insurance Company” and any derivatives thereof) (collectively, the “Intangible Property”); but excluded from the items listed in this clause (e) are: (A) any such items owned by tenants of the Property (including Seller and any affiliate of Seller, to the extent Seller or such affiliate is a tenant under any of the Leases); and (B) any cash and proprietary software which software is not necessary or recommended for the operation of the Improvements (such fixtures, equipment, other personal property and the Intangible Property being sold by Seller to Purchaser are sometimes hereinafter collectively referred to as the “Personal Property”) (the Land, the Appurtenant Rights, the Improvements, the Leases, the Contracts and the Personal Property are sometimes hereinafter collectively referred to as the “Property”).

     B. Except as expressly provided herein, Purchaser acknowledges that the Property is being sold on an “as is” “where is” and “with all faults” basis on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, for $10.00 in hand paid and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Purchase and Sale. Upon the terms and conditions hereinafter set forth, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Property.
     2. Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of THREE HUNDRED FIVE MILLION AND NO/100THS DOLLARS ($305,000,000.00). Fifteen Million Three Hundred Thirty Thousand and No/100ths Dollars ($15,330,000.00) of the Purchase Price (the “Fee Simple Purchase Price”) shall be allocated to the purchase of Seller’s right, title, interest, liabilities and obligations with respect to the Fee Simple Land, the portion of the Improvements and the Personal Property located thereon and any Leases and Contracts not associated with the Ground Lease Land. The remainder of the Purchase Price, in the amount of Two Hundred Eighty Nine Million Six Hundred Seventy Thousand and No/100ths Dollars ($289,670,000.00) (the “Ground Lease Purchase Price”), shall be allocated to the purchase of Seller’s right, title, interest, liabilities and obligations with respect to the Ground Lease Land, the portion of the Improvements and the Personal Property located thereon, all Leases and Contracts associated therewith and the Appurtenant Rights.
     3. Payment of Purchase Price. The Purchase Price shall be paid to Seller by Purchaser as follows:
          3.1 Deposit. Concurrently herewith, Purchaser shall, within one (1) Business Day (as hereinafter defined) after the Effective Date, deposit with Chicago Title Insurance Company, a Missouri insurance company (“Escrowee”), by wire transfer of immediately available federal funds to an account designated by Escrowee, the sum of FIVE MILLION AND NO/100THS DOLLARS ($5,000,000.00) (the “Deposit”), which Deposit shall be held by Escrowee pursuant to the escrow agreement (the “Escrow Agreement”) attached hereto as Exhibit C and hereby made a part hereof. The Escrow Agreement shall be executed by Seller and Purchaser simultaneously with the execution of this Agreement for delivery to and execution by Escrowee. Any interest earned on the Deposit shall be for the benefit of Purchaser unless the Deposit is paid to Seller as a result of the default of Purchaser or as otherwise provided hereunder, in which event all interest earned thereon shall be paid to Seller. The Deposit, together with all interest earned thereon, shall be applied toward the Purchase Price at Closing. The Deposit, and all interest earned thereon, shall be non-refundable to Purchaser except as expressly provided herein. If Purchaser shall fail to deposit the Deposit with Escrowee within one (1) Business Day after the Effective Date, at Seller’s election, this Agreement shall be null, void ab initio and of no force or effect.
          3.2 Closing Payment. The Purchase Price, as adjusted by the application of the Deposit (and any interest earned thereon) and by the prorations and credits specified herein, shall be paid by Purchaser by wire transfer of immediately available federal funds to an account or accounts designated in writing by Seller. Purchaser shall deposit all funds necessary to consummate the Closing, by wire transfer, into Escrowee’s account no later than 12:00 noon Eastern Time on the “Closing Date” (as hereinafter defined). In the event the Funds are deposited after 12:00 noon Eastern Time on the Closing Date, all prorations will be recalculated though the next Business Day. Neither the “Deed” nor the “Assignment and Assumption of Ground Lease” (both as hereinafter defined) shall be recorded until Seller receives confirmation that Escrowee has wired to Seller the full amount of the Purchase Price, adjusted by the credits and prorations set forth herein.
     4. Title Matters; Investigations, Estoppel Certificates, Conditions Precedent.
          4.1 Title Matters.
     4.1.1 Title to the Property.
          (a) As a condition to the Closing, and subject only to delivery of the title premium and the documents contemplated herein, Chicago Title Insurance Company (the “Title Company”) shall have unconditionally committed to insure Purchaser as the fee owner of the Fee Simple Land and the lessee of the Ground Lease Land in the amount of the Purchase Price by issuance of a standard American Land Title Association Owner’s Policy of Title Insurance Form 10/17/92 (the “Owner’s Policy”) subject only to the Permitted Exceptions (as hereinafter defined). Owner’s and lender’s title insurance coverage must be underwritten by and through Chicago Title Insurance Company, Atlanta, Georgia, National Business Unit, pursuant to the “Title Commitment” referred to in Section 4.1.1(b) of this Agreement.
          (b) Purchaser acknowledges receipt of the Commitment for Title Insurance, Commitment-File Number 90501467, revised 4/2/06 (the “Title Commitment”), issued by Chicago Title Insurance Company with an effective date of December 13, 2005, at 8:00 A.M. (the “Title Commitment Effective Date”) as well as copies of all instruments giving rise to the defects or exceptions to title to the Property noted in the Title Commitment. All exceptions shown on the Title Commitment are Permitted Exceptions. As of the Title Commitment Effective Date, Purchaser shall be deemed to have approved the exceptions shown on the Title Commitment other than the “standard” exceptions. Any exceptions(s) to title to the Property which first appear of record or on any updated Title Commitment after the Title Commitment Effective Date are hereinafter referred to, collectively, as the “Unpermitted Exceptions” and each, individually, as an “Unpermitted Exception.” If there are any Unpermitted Exceptions subject to which Purchaser is unwilling to accept title, and Purchaser provides Seller with written notice (the “Title Objection Notice”) thereof (which Title Objection Notice must specify Purchaser’s objection or objections in reasonable detail) within five (5) days after the Title Company shall notify Purchaser of such Unpermitted Exception (but, in any event, on or before the Closing Date), Seller, in its sole and absolute discretion, may undertake to eliminate the same subject to the terms and conditions of this Section 4.1. Purchaser hereby waives any right Purchaser may have to advance, as objections to title or as grounds for Purchaser’s refusal to close this transaction, any Unpermitted Exception of which Purchaser does not notify Seller within such five (5) day period by submittal of a Title Objection Notice (failure to so notify Seller shall be deemed to be a waiver by Purchaser of its right to raise such Unpermitted Exception as an objection to title or as a ground for Purchaser’s refusal to close the transaction contemplated by this Agreement). Notwithstanding anything to the contrary contained in this Agreement, Seller, in its sole discretion, shall have the right to adjourn the Closing for a period ending not later than July 28, 2006 (such period of time being herein called the “Extension Period”), to allow Seller additional time to endeavor to eliminate such Unpermitted Exceptions with respect to which Purchaser has timely submitted a Title Objection Notice, provided that Seller shall notify Purchaser, in writing, within ten (10) days after receipt by Seller of the applicable Title Objection Notice, that it will endeavor to eliminate such Unpermitted Exceptions. If Seller fails to notify Purchaser within such ten (10) day period that Seller has elected to exercise its right pursuant to the immediately preceding sentence to adjourn the Closing for the Extension Period, Seller shall be deemed to have elected not to exercise its right to adjourn the Closing for the Extension Period. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Seller shall not under any circumstance be required or obligated to cause the cure or removal of any Unpermitted Exception including, without limitation, to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate any Unpermitted Exception or to arrange for title insurance insuring against enforcement of such Unpermitted Exception against, or collection of the same out of, the Property, notwithstanding that Seller may have attempted to do so, or may have obtained an adjournment of the Scheduled Closing Date for such purpose; provided, however, Seller shall satisfy: (i) any mortgage, deed to secure debt or deed of trust placed on the Property by Seller; and (ii) any monetary liens encumbering the Property arising by, through or under Seller. If the Closing is not consummated for any reason other than a default by Seller hereunder, Purchaser shall be responsible for any title or escrow cancellation charges.
          (c) If Purchaser provides a Title Objection Notice with respect to any Unpermitted Exceptions, the procurement by Seller of title insurance, without special premium to Purchaser, insuring against enforcement of such Unpermitted Exceptions against, or collection of the same out of, the Property shall be deemed to be an elimination of such Unpermitted Exceptions. In the event that Seller is unable, or elects not, to eliminate all Unpermitted Exceptions with respect to which Purchaser has timely provided a Title Objection Notice in accordance with the provisions of this Section 4.1.1 and to convey title to the Property in accordance with the terms of this Agreement on or before the Closing Date [whether or not the Closing is adjourned as provided in Section 4.1.1(b)], Seller shall notify Purchaser that it elects not to remove the same, in which event Purchaser shall have the right, as its sole remedy for such election of Seller, by delivery of written notice to Seller within three (3) Business Days following receipt of notice from Seller of its election not to remove such Unpermitted Exceptions, to either (i) terminate this Agreement by written notice delivered to Seller (in which event Escrowee shall return the Deposit, and all interest earned thereon, to Purchaser and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement), or (ii) accept title to the Property subject to such Unpermitted Exception(s) without an abatement in or credit against the Purchase Price. The failure of Purchaser to deliver timely any written notice of election under this Section 4.1.1(c) shall be conclusively deemed to be an election under clause (ii) above.
          (d) If, on the Closing Date, there are any liens or encumbrances that Seller is obligated to discharge under this Agreement, Seller shall have the right (but not the obligation) to either (i) arrange, at Seller’s cost and expense, for affirmative title insurance or special endorsements insuring against enforcement of such liens or encumbrances against, or collection of the same out of, the Property, or (ii) use any portion of the Purchase Price to pay and discharge the same, either by way of payment or by alternative manner reasonably satisfactory to the Title Company, and the same shall not be deemed to be Unpermitted Exceptions.
          (e) Seller shall have no obligation to provide any indemnity or agreement to the Title Company or Purchaser to support the issuance of the Owner’s Policy or any “Purchaser Requested Title Endorsements” (as hereinafter defined) other than the “Title Affidavits” (as hereinafter defined).
               4.1.2 Permitted Exceptions to Title. The Property shall be sold and conveyed subject to the following exceptions to title (the “Permitted Exceptions”):
          (a) any state of facts that an accurate survey may show and any exceptions to title which would be disclosed by an inspection of the Property;
          (b) those matters specifically set forth on Exhibit D attached hereto and made a part hereof;
          (c) all laws, ordinances, rules and regulations of the United States, the State of Georgia, or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Property (each, a “Governmental Authority”), as the same may now exist or may be hereafter modified, supplemented or promulgated;
          (d) all presently existing and future liens of real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not yet due and payable and are apportioned as provided in this Agreement;
          (e) any other matter or thing affecting title to the Property that Purchaser shall have agreed or be deemed to have agreed to waive as an Unpermitted Exception, including, without limitation: (i) any Unpermitted Exceptions with respect to which Purchaser does not timely submit a Title Objection Notice; and (ii) any Unpermitted Exceptions with respect to which Purchaser does timely submit a Title Objection Notice but which Seller elects not to remove or cure, subject to which Purchaser has elected or is deemed to have elected to accept title to the Property; and
          (f) all violations of laws, ordinances, orders, requirements or regulations of any Governmental Authority applicable to the Property and existing on the Closing Date, whether or not noted in the records of or issued by any Governmental Authority.
               4.1.3 Survey. Purchaser acknowledges receipt of an ALTA/ACSM Land Title Survey of the Property for Sumitomo Life Realty (N.Y.), Inc. and Chicago Title Insurance Company by Watts & Browning Engineers, Inc., with a Date Surveyed of 02/01/06 and last revised 02/27/06 (the “Survey”). Purchaser shall reimburse Seller at Closing for the cost of the Survey in the amount of $11,887.22. In addition, Purchaser shall pay the cost, if any, of having the Survey revised to be certified to Purchaser, Purchaser’s lender (if any), Seller and the Title Company as having been prepared in accordance with the minimum detail requirements of the ALTA land survey requirements. Purchaser shall also pay the cost of any changes to the Survey desired by Purchaser and the cost of any additional surveys desired by Purchaser. Purchaser shall cause copies of the Survey, as revised from time to time, to be delivered to Seller and Seller’s attorneys simultaneously with the delivery of same to Purchaser. It shall be Purchaser’s responsibility to provide the Title Company with a copy of the Survey and any other certifications, affidavits or instruments which the Title Company may request or require in order to delete the standard survey exceptions in the Title Commitment. The legal description of the Fee Simple Land in the “Deed” (as defined below) shall be the legal description attached hereto as Exhibit A-1. If the legal description of the Fee Simple Land from the Survey differs slightly from the legal description attached hereto as Exhibit A-1, Seller shall also execute and deliver a Quitclaim Deed to Purchaser, conveying the Fee Simple Land to Purchaser by reference to the legal description of the Fee Simple Land from the Survey.
               4.1.4 Endorsement to Owner’s Policy. In the event that Purchaser shall request any endorsements to the Owner’s Policy (“Purchaser Requested Title Endorsements”), the issuance of any such Purchaser Requested Title Endorsements shall not be or be deemed to be a condition to closing the transaction contemplated hereunder.
               4.1.5 Assumption of Title Obligations. By its acceptance of the Deed and the Assignment and Assumption of Ground Lease and the Closing of the purchase and sale of the Property, Purchaser agrees: (a) it is assuming for the benefit of Seller all of the obligations of Seller with respect to the Permitted Exceptions which obligations arise from and after the Closing Date; and (b) that Seller shall be conclusively deemed to have satisfied all of Seller’s obligations with respect to title to the Property.
          4.2 Investigations. Purchaser acknowledges and agrees that, prior to the Effective Date, it has had access to due diligence files for the Property and has had the opportunity to examine documents and files concerning the Property, as well as copies of the “Property Reports” (as hereinafter defined). From and after the Effective Date, through the earlier of the Closing Date or the date on which this Agreement is terminated, Purchaser shall have the right to examine, review and inspect all matters pertaining to the purchase of the Property, including undertaking and completing the “314 Audit” (as hereinafter defined) (such examinations, reviews and inspections, including, without limitation, the 314 Audit, are hereinafter referred to collectively as the “Investigations”), which Investigations shall at all times be subject to Purchaser’s compliance with the provisions of this Section 4.2. In connection with such Investigations, Seller shall provide Purchaser with reasonable access to the Property upon reasonable advance notice and shall also make available to Purchaser, at the offices of Seller and/or the property manager of the Property, access to such leases, service contracts, and other contracts and agreements with respect to the Property in Seller’s possession as Purchaser shall reasonably request, all upon reasonable advance written notice; provided, however, in no event shall Seller be obligated to make available (1) any document or correspondence which would be subject to the attorney- client privilege; (2) any document or item which Seller is contractually or otherwise bound to keep confidential; (3) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (4) any internal memoranda, reports or assessments of Seller or Seller’s affiliates relating to Seller’s valuation of the Property; (5) appraisals of the Property whether prepared internally by Seller or Seller’s affiliates or externally; or (6) any documents which Seller considers confidential or proprietary; provided, however, third party reports shall not be considered confidential or proprietary unless the report in question falls within any category described in clauses (1)-(5) above. Any entry upon the Property and all Investigations shall be made or performed during Seller’s normal business hours and at the sole risk and expense of Purchaser, and shall not interfere with the activities on or about the Property of Seller, its tenants and their respective employees and invitees. Purchaser shall:
          (a) promptly repair any damage to the Property resulting from the Investigations and promptly replace and refill any portion of the Property used for any inspections or tests and promptly restore the Property to the same condition in which it existed prior to the Investigations;
          (b) fully comply with all laws applicable to the Investigations and all other activities undertaken in connection therewith;
          (c) permit Seller to have a representative present during all Investigations undertaken hereunder;
          (d) take all actions and implement all protections necessary to ensure that the Investigations, and the equipment, materials, and substances generated, used or brought onto the Property in connection with the Investigations, pose no threat to the safety or health of persons or the environment, and cause no damage to the Property or other property of Seller, any tenant or other occupant of the Property or other persons;
          (e) take reasonable precautions so that any and all Investigations shall cause minimum disruption to parties in possession and Seller’s employees, if any, located on the Property;
          (f) furnish to Seller, at no cost or expense to Seller, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports (other than internal analysis and proprietary information of the Purchaser) relating to the Investigations which Purchaser shall obtain with respect to the Property promptly [but not more than three (3) Business Days] after Purchaser’s receipt of same;
          (g) maintain or cause to be maintained, at Purchaser’s expense, a policy of commercial general liability insurance, with a broad form contractual liability endorsement and with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $5,000,000, insuring Purchaser, Seller, PM Realty Group, L.P., Jones Lang LaSalle Americas, Inc. and Cushman & Wakefield of Georgia, Inc., as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) Purchaser’s and/or Purchaser’s Representatives’ (as hereinafter defined) entry upon the Property, (ii) any Investigations or other activities conducted thereon, and/or (iii) any and all other activities undertaken by Purchaser and/or Purchaser’s Representatives, all of which insurance shall be on an “occurrence form” and otherwise in such forms acceptable to Seller and with an insurance company acceptable to Seller, and deliver a copy of such insurance policy to Seller prior to the first entry on the Property;
          (h) not permit any of the Investigations or any other activities undertaken by Purchaser or Purchaser’s Representatives to result in any liens, judgments or other encumbrances being filed or recorded against the Property, and Purchaser shall, at its sole cost and expense, promptly [but in any event on or before the earlier of the Closing Date or twenty (20) days after Purchaser receives notice of the filing or recording of any such lien or encumbrance] discharge of record any such liens or encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished); and
          (i) indemnify Seller and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity acting on Seller’s behalf or otherwise related to or affiliated with Seller (each individually a “Seller Related Party,” and collectively the “Seller Related Parties”) and hold harmless Seller and Seller Related Parties from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements), suffered or incurred by Seller or Seller Related Parties and arising out of or in connection with (i) Purchaser’s and/or Purchaser’s Representatives’ entry upon the Property, (ii) any Investigations or other activities conducted thereon by Purchaser or Purchaser’s Representatives, (iii) any liens or encumbrances filed or recorded against the Property as a consequence of the investigations and/or (iv) any and all other activities undertaken by Purchaser or Purchaser’s Representatives with respect to the Property, whether such claims, demands, etc. arise from the active or passive or sole or concurrent negligence or strict liability of any of the Seller Related Parties or otherwise. The foregoing indemnity shall not include any claims, demands, causes of action, losses, damages, liabilities, costs or expenses (including, without limitation, attorneys’ fees and disbursements) that result solely from the mere discovery, by Purchaser or Purchaser’s Representatives, of existing conditions on the Property during Investigations conducted pursuant to, and in accordance with, the terms of this Agreement.
               Without limiting the foregoing, in no event shall Purchaser or Purchaser’s Representatives, without the prior written consent of Seller: (x) make any type of intrusive physical testing (environmental, structural or otherwise) at the Property (including, without limitation, soil borings, water samplings or the like), (y) interview, communicate with or otherwise contact any tenant or other occupant of the Property prior to the Closing without notifying Seller no less than one (1) Business Day prior to such requested contact date and giving Seller or its agents, employees or designated representatives the opportunity to accompany Purchaser or Purchaser’s Representatives in each such instance, or (z) contact concerning or about the Property, or provide any information, correspondence or other materials concerning or about the Property to, the Department of Transportation, an agency of the State of Georgia (the “GA DOT”), Metropolitan Atlanta Rapid Transit Authority (“MARTA”) or the Midtown Alliance.
               The foregoing obligations shall survive the Closing or a termination of this Agreement.

               4.2.1 Property Reports.
               (a) Purchaser acknowledges that, prior to the Effective Date, Seller has made available to Purchaser copies of the environmental and other reports listed on Exhibit E attached hereto and made a part hereof (collectively, the “Property Reports”; each, individually, a “Property Report”). If Seller delivers any additional environmental reports to Purchaser, Purchaser will acknowledge in writing that Purchaser has received such reports promptly after Purchaser’s receipt thereof. Purchaser acknowledges that any Property Reports made available to Purchaser by Seller or Seller’s agents or consultants are being made available solely as an accommodation to Purchaser and will not be relied upon by Purchaser in connection with the purchase of the Property. Except in connection with a breach of a representation or warranty set forth in this Agreement, Seller shall have no liability or obligation whatsoever for any inaccuracy or omission from any Property Report. Purchaser has, and shall be deemed to have, approved the physical and environmental condition of the Property as of the Effective Date. The provisions of this Section 4.2.1 shall survive the Closing or any termination of this Agreement.
               (b) At Purchaser’s written request, Seller agrees to request in writing from any consultant that has issued a Property Report addressed to Seller that such consultant provide a reliance letter to Purchaser. Purchaser shall be solely responsible for the payment of all fees and charges of any such consultants in connection with the issuance of reliance letters to Purchaser and shall pay any such amounts within ten (10) days after Purchaser’s receipt of an invoice or other written request for payment.
               4.2.2 Cooperation with Purchaser’s Auditors and SEC Filing Requirements. Seller shall use commercially reasonable efforts to provide to Purchaser (at Purchaser’s expense) copies of, or shall use commercially reasonable efforts to provide Purchaser access to, such factual information as may be reasonably requested by Purchaser and which is in the possession or control of Seller or its property manager or accountants, to enable Purchaser’s auditor (Deloitte & Touche LLP, or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the year to date of the year in which the Closing occurs plus up to the three (3) prior calendar years (the “314 Audit”). Purchaser shall be responsible for all out-of-pocket costs associated with the 314 Audit. Seller shall use commercially reasonable efforts to cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of the 314 Audit. In addition, Seller agrees to provide to Purchaser’s auditor a letter of representation in substantially the form attached hereto as Exhibit Z (the “Representation Letter”) and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether requested before or after Closing. Without limiting the foregoing: (a) Purchaser or its designated independent or other auditor may, as part of the 314 Audit, audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall use commercially reasonable efforts to provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit; and (b) Seller shall use commercially reasonable efforts to furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no material cost to

Seller, and in the format that Seller (or its property manager or accountants) has maintained such information.
               4.2.3 Purchaser’s Obligation to Close not Contingent on Investigations. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, PURCHASER’S OBLIGATION TO PURCHASE THE PROPERTY HEREUNDER IS NOT CONTINGENT UPON PURCHASER’S PERFORMANCE OF ANY INVESTIGATIONS OR UPON PURCHASER’S APPROVAL OF OR SATISFACTION WITH THE RESULTS OF ANY INVESTIGATIONS. THEREFORE, IN NO EVENT SHALL THE PERFORMANCE OF ANY INVESTIGATIONS BY PURCHASER OR PURCHASER’S APPROVAL OF OR SATISFACTION WITH THE RESULTS OF ANY SUCH INVESTIGATIONS BE DEEMED TO BE A CONDITION PRECEDENT TO PURCHASER’S OBLIGATION TO PURCHASE THE PROPERTY HEREUNDER. PURCHASER ACKNOWLEDGES THAT SELLER HAS AGREED TO ALLOW PURCHASER TO PERFORM INVESTIGATIONS SOLELY AS A CONVENIENCE TO PURCHASER. AS SET FORTH IN SECTION 7.1.2 OF THIS AGREEMENT, PURCHASER SHALL BE DEEMED TO HAVE ACCEPTED AND BE FULLY SATISFIED IN ALL RESPECTS WITH THE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, VALUE, FINANCING STATUS, USE, OPERATION, TAX AND ASSESSMENT STATUS, INCOME AND EXPENSES OF THE PROPERTY AND, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS TO BE DELIVERED AT CLOSING, THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS,” ”WHERE IS,” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE.
               4.2.4 Property Information and Confidentiality. All Information (as hereinafter defined) provided to Purchaser shall be subject to the following terms and conditions:
               (a) Neither Seller nor any Seller Related Party makes any representation or warranty as to the truth, accuracy or completeness of the Information, or any other studies, documents, reports or other information provided to Purchaser hereunder and expressly disclaims any implied representations as to any matter disclosed or omitted.
               (b) Purchaser agrees that neither Purchaser nor Purchaser’s Representatives shall, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, entity or association the Information, or any other knowledge or information acquired by Purchaser or Purchaser’s Representatives from Seller, any Seller Related Party or by Purchaser’s own inspections and investigations, other than matters that are in the public domain. Without Seller’s prior written consent, Purchaser shall not disclose and Purchaser shall direct Purchaser’s Representatives not to disclose to any person, entity or association any of the terms, conditions or other facts with respect to this Agreement, including, without limitation, the status hereof, and shall not market or offer the Property for sale. Notwithstanding the foregoing, but subject to the last sentence of this Section 4.2.4(b), Purchaser may disclose such of the Information and its other reports, studies, documents and other matters generated by it and the terms of this Agreement (i) as required by law or court order (provided prior written notice of such disclosure shall be provided to Seller) and (ii) as Purchaser deems necessary or desirable to Purchaser’s Representatives in connection with Purchaser’s Investigations and the transaction contemplated hereby, provided that those to whom such Information is disclosed are informed of the confidential nature thereof and agree(s) to keep the same confidential in accordance with the terms and conditions hereof. In no event shall Purchaser provide any governmental entity or agency with any information concerning the environmental condition of any portion of the Property without obtaining Seller’s prior written consent, which may be granted or withheld in Seller’s sole discretion except that Seller shall provide such written consent in the event Purchaser is required by applicable law to provide such information to a governmental entity or agency.
               (c) Purchaser shall indemnify and hold harmless Seller and all Seller Related Parties from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by Seller or any Seller Related Party and arising out of or in connection with a breach by Purchaser or Purchaser’s Representatives of the provisions of this Section 4.2.4.
               (d) Purchaser and Purchaser’s Representatives shall use reasonable care to maintain in good condition all of the Information furnished or made available to Purchaser and/or Purchaser’s Representatives in accordance with this Section 4.2. In the event this Agreement is terminated, Purchaser and Purchaser’s Representatives shall, within five (5) Business Days after the effective date of such termination, deliver to Seller all originals and all copies of all of the Information provided by or obtained from Seller in the possession of Purchaser and Purchaser’s Representatives and copies of all non-confidential third-party reports related to the Property obtained or prepared by or on behalf of Purchaser or Purchaser’s Representatives.
               (e) As used in this Agreement, the term “Information” shall mean any of the following: (i) all information and documents in any way relating to the Property, the operation thereof or the sale thereof, including, without limitation, all Property Reports, leases and contracts furnished to, or otherwise made available for review by, Purchaser or its directors, officers, employees, affiliates, partners, members, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, “Purchaser’s Representatives”), by Seller or any Seller Related Party or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser’s Representatives containing or based on, in whole or in part, the information or documents described in the preceding clause (i), the Investigations, or otherwise reflecting their review or investigation of the Property.
               (f) Prior to and after the Closing, any press release or other public disclosure of information with respect to the sale contemplated herein or any matters set forth in this Agreement made or released by or on behalf of Purchaser shall be subject to Seller’s prior written approval. Seller and the affiliates of Seller shall have the right, without Purchaser’s consent, to make prior to and after the Closing press releases and other public disclosures with respect to the sale contemplated herein and matters set forth in this Agreement.

               (g) In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Purchaser’s Representatives in order to enforce the provisions of this Section 4.2.4.
               (h) Notwithstanding any terms or conditions in this Agreement to the contrary, no conditions of confidentiality within the meaning of IRC §6111(d) or the Treasury Regulations promulgated under IRC Sec. 6011 are intended, and the parties hereto are expressly authorized to disclose every U.S. federal income tax aspect of any transaction covered by this Agreement with any and all persons, without limitation of any kind.
               (i) Notwithstanding the foregoing, Purchaser (its affiliates or any entity advised by Purchaser’s affiliates) shall be permitted to disclose this transaction and/or the terms of this transaction and any such information relating to the Property in any document as may be necessary to comply with any applicable federal or state securities laws, rules, or regulations or to comply with the requirements of the Securities and Exchange Commission, the New York Stock Exchange or any similar agency or body.
               (j) The provisions of this Section 4.2.4 shall survive the Closing or a termination of this Agreement.
        4.3 Tenant Estoppel Certificates. Receipt of estoppel certificates (each, a “Tenant Estoppel Certificate”, and collectively, the “Tenant Estoppel Certificates”) from (a) the tenants identified on Exhibit F attached hereto and made a part hereof (collectively, the “Required Tenants”), and (b) a sufficient number of other tenants occupying space at the Property such that estoppel certificates shall have been received pursuant to clauses (a) and (b) hereof with respect to not less than eighty percent (80%) of the total net rentable square footage of the Property covered by all Leases (excluding license agreements) in effect as of the Scheduled Closing Date, shall be a condition precedent to Purchaser’s obligation to purchase the Property hereunder. Seller shall not be required to obtain Tenant Estoppel Certificates (or any other estoppel certificates) from any party occupying space at the Property under a license agreement. Seller shall use commercially reasonable efforts (and, as used in this Agreement, commercially reasonable efforts shall not be deemed to include any obligation to institute legal proceedings, deliver notices of default or to expend any monies) to obtain such Tenant Estoppel Certificates, which certificates shall be substantially in the form attached hereto and made a part hereof as Exhibit G (or if Seller, after attempting to obtain certificates in such form, is unable to obtain the same, then in the form, if any, prescribed in the applicable lease or other operative document). Although such Tenant is not a Required Tenant, Seller expressly agrees to use commercially reasonable efforts to obtain a Tenant Estoppel Certificate from the current tenant under that certain “Master Lease” by and between Seller and Atlantic Center Associates I (“ACA I”), dated April 12, 1989, recorded April 12, 1989, in Deed Book 12413, Page 226, Office of the Clerk of the Superior Court of Fulton County, Georgia (the “Garage Master Lease”). Obtaining a Tenant Estoppel Certificate with respect to the Garage Master Lease is a condition precedent to Purchaser’s obligation to purchase the Property hereunder. Notwithstanding the foregoing, Seller may, in compliance with its obligations hereunder, deliver a Tenant Estoppel Certificate in any form which contains substantially the same representations made in the form of Tenant Estoppel Certificate in Exhibit G. If any Tenant Estoppel Certificate identifies information under the applicable Lease not previously disclosed to Purchaser in writing, or discloses information in such Tenant Estoppel Certificate not substantially the same as the terms of the applicable Lease (as made available to Purchaser), Purchaser shall have the right to object to such Tenant Estoppel Certificate by submitting written notice of such objection (an “Estoppel Objection Notice”) to Seller (which Estoppel Objection Notice must specify Purchaser’s objection or objections in reasonable detail) within three (3) Business Days after receipt by Purchaser of the objectionable Tenant Estoppel Certificate (but in any event on or before the Closing Date). If Purchaser fails to timely submit an Estoppel Objection Notice to Seller with respect to any particular Tenant Estoppel Certificate, then such Tenant Estoppel Certificate shall be deemed to be acceptable to Purchaser. Purchaser shall have no right to object to any Tenant Estoppel Certificate in the event the applicable Tenant Estoppel Certificate contains the information required to be given by the tenant under the terms of the applicable lease or other operative document (as distinguished from the form of Tenant Estoppel Certificate attached hereto), provided the information contained in such Tenant Estoppel Certificate does not conflict with the terms of the Lease. Notwithstanding anything contained in this Agreement to the contrary, in the event Seller is unable to obtain a Tenant Estoppel Certificate from any particular tenant under any Lease (other than a Required Tenant), Seller shall have the right (but not the obligation) to deliver to Purchaser on the Closing Date a certificate (a “Seller’s Estoppel Certificate”) in the form attached hereto and made a part hereof as Exhibit H, executed by Seller, and in such event, Seller shall be deemed to have delivered a Tenant Estoppel Certificate with respect to such tenant for purposes of satisfying the condition under this Section 4.3 (and Purchaser shall have no right to terminate this Agreement pursuant to the terms of this Section 4.3). In addition, Seller shall be released from any liability with respect to such Seller’s Estoppel Certificate upon the sooner to occur of (i) one hundred eighty (180) days following the Closing Date and (ii) the date of delivery to Purchaser of a Tenant Estoppel Certificate executed by the tenant for which Seller has delivered such Seller’s Estoppel Certificate. The form Tenant Estoppel Certificates and Seller’s Estoppel Certificates shall reflect appropriate changes thereto for tenants who have not yet occupied the premises leased under their Leases and for Leases pursuant to which Seller has not yet completed the tenant improvement work required thereunder or fully funded the allowances due thereunder. If, on or before the date which is three (3) days prior to the Closing Date (as may be adjourned as set forth in Section 4.6 of this Agreement), Seller fails to submit to Purchaser the Tenant Estoppel Certificates required to meet the condition precedent to Purchaser’s obligation to purchase the Property set forth in the first sentence of this Section 4.3, then Purchaser’s sole option shall be to either (A) waive the delivery of the applicable Tenant Estoppel Certificate(s) and proceed with the Closing, without any abatement or other adjustment in the Purchase Price, or (B) terminate this Agreement in which event the Deposit and all interest accrued thereon shall be returned to Purchaser and each of the parties hereto shall be relieved of all further obligations hereunder, except for any obligations which are expressly stated herein to survive the expiration or earlier termination of this Agreement. If Purchaser fails to terminate this Agreement as set forth in the immediately preceding sentence prior to the Closing Date, the condition precedent to Purchaser’s obligation to purchase the Property set forth in the first sentence of this Section 4.3 shall be deemed to have been met and Purchaser shall be deemed to have elected to proceed with the Closing.
               4.4 MARTA. The Title Commitment identifies that certain Amended and Restated Lease Agreement by and between MARTA and The Murphree Company (“Murphree”), dated as of September 1, 1984, recorded in Deed Book 9214, page 393, Fulton County, Georgia

Records, as assigned by Murphree to CF Atlanta Associates, Ltd. (“CF Atlanta”) by that certain Lease Assignment and Assumption, dated as of September 1, 1984, recorded in Deed Book 9214, page 478, aforesaid records, as further assigned by CF Atlanta to ACA I by that certain Lease Assignment and Assumption Agreement, dated as of December 19, 1984, recorded in Deed Book 9314, page 106, aforesaid records, as amended by that certain First Amendment to Amended and Restated Lease Agreement By and Between Metropolitan Atlanta Rapid Transit Authority and The Murphree Company, dated January 31, 1986, recorded in Deed Book 9947, page 81, aforesaid records, as further amended by that certain Second Amendment to Amended and Restated Lease Agreement By and Between Metropolitan Atlanta Rapid Transit Authority and The Murphree Company, dated April 29, 1986, recorded in Deed Book 10108, page 130, aforesaid records, as further assigned to Seller by that certain Assignment and Assumption of Ground Lease, dated April 12, 1989, recorded in Deed Book 12413, page 190, aforesaid records (collectively, as amended and assigned to Seller, the “Ground Lease”).
               4.4.1 The Ground Lease provides that it may not be transferred or assigned by Seller (as the “Lessee” thereunder) without the express prior written consent and approval of MARTA. Receipt of the written consent and approval of MARTA of the assignment of the Ground Lease to, and the assumption of the Ground Lease by, Purchaser (“MARTA Approval”) shall be a condition precedent to Purchaser’s obligation to purchase the Property and Seller’s obligation to sell the Property hereunder. Seller shall use commercially reasonable efforts (and, as used in this Agreement, commercially reasonable efforts shall not be deemed to include any obligation to institute legal proceedings, deliver notices of default or to expend any monies) to obtain MARTA Approval. Purchaser shall use commercially reasonable efforts to cooperate with Seller in obtaining MARTA Approval, which efforts by Purchaser shall include, without limitation, providing any information (financial or otherwise) reasonably requested by MARTA which indicates that Purchaser has the capability (financial or otherwise) to fully perform and comply with all of the obligations, duties and responsibilities of the “Lessee” under the Ground Lease. If Seller fails to obtain MARTA Approval on or before the Closing Date (as the same may be adjourned as set forth in Section 4.6 of this Agreement), then either Seller or Purchaser may elect to terminate this Agreement by written notice to the other party, in which event the Deposit and all interest accrued thereon shall be returned to Purchaser and each of the parties hereto shall be relieved of all further obligations hereunder, except for any obligations which are expressly stated herein to survive the expiration or earlier termination of this Agreement. If neither Seller nor Purchaser terminates this Agreement as set forth in the immediately preceding sentence, the condition precedent to Purchaser’s obligation to purchase the Property set forth in the second sentence of this Section 4.4.1 shall be deemed to have been met and Seller and Purchaser shall proceed with the Closing.
               4.4.2 Receipt of an estoppel certificate from MARTA (the “MARTA Estoppel Certificate”) shall be a condition precedent to Purchaser’s obligation to purchase the Property hereunder. Seller shall use commercially reasonable efforts (and, as used in this Agreement, commercially reasonable efforts shall not be deemed to include any obligation to institute legal proceedings, deliver notices of default or to expend any monies) to obtain such MARTA Estoppel Certificate, which certificate shall be substantially in the form attached hereto and made a part hereof as Exhibit I (or if Seller, after attempting to obtain a certificate in such form, is unable to obtain the same, then in the form, if any, prescribed in the Ground Lease). Notwithstanding the foregoing, Seller may, in compliance with its obligations hereunder, deliver a MARTA Estoppel Certificate in any form which does not materially vary from the representations made in the form of MARTA Estoppel Certificate in Exhibit I. If Seller fails to obtain the MARTA Estoppel Certificate on or before the Closing Date (as the same may be adjourned as set forth in Section 4.6 of this Agreement), or if the MARTA Estoppel Certificate contains or discloses information which is materially different (and less favorable to Purchaser) from the applicable information set forth in the form of MARTA Estoppel Certificate attached hereto and made a part hereof as Exhibit I, then Purchaser’s sole option shall be to either (a) waive the delivery of the MARTA Estoppel Certificate and proceed with the Closing, without any abatement or other adjustment in the Purchase Price, or (b) terminate this Agreement in which event the Deposit and all interest accrued thereon shall be returned to Purchaser and each of the parties hereto shall be relieved of all further obligations hereunder, except for any obligations which are expressly stated herein to survive the expiration or earlier termination of this Agreement, provided, however, Purchaser shall not have the right to terminate this Agreement, but shall proceed with the Closing, in the event the MARTA Estoppel Certificate contains the information required to be given by MARTA under the terms of the Ground Lease (as distinguished from the form of MARTA Estoppel Certificate attached hereto). If Purchaser fails to terminate this Agreement as set forth in the immediately preceding sentence prior to the Closing Date, the condition precedent to Purchaser’s obligation to purchase the Property set forth in the first sentence of this Section 4.4.2 shall be deemed to have been met and Purchaser shall be deemed to have elected to proceed with the Closing.
          4.5 Easement and Tunnel Agreement. The Title Commitment identifies that certain Easement and Tunnel Agreement, dated as of May 16, 1986, by and between GA DOT, and ACA I, recorded in Deed Book 10122, page 404, aforesaid records, as assigned to Seller by that certain Assignment and Assumption of Easement and Tunnel Agreement, dated April 12, 1989, recorded in Deed Book 12413, page 204, aforesaid records (collectively, as assigned to Seller, the “Easement and Tunnel Agreement”). The Easement and Tunnel Agreement provides that it may not be transferred or assigned by Seller (as the successor to the interest of “Atlantic” thereunder) without the prior approval of GA DOT and the concurrence therewith by the Federal Highway Administration, an agency of the United States of America (the “FHWA”). Receipt of the prior approval of GA DOT and the concurrence therewith by FHWA of the assignment of the Easement and Tunnel Agreement to, and the assumption of Seller’s duties, covenants and obligations under the Easement and Tunnel Agreement by, Purchaser shall be a condition precedent to Purchaser’s obligation to purchase the Property and Seller’s obligation to sell the Property hereunder. Seller shall use commercially reasonable efforts (and, as used in this Agreement, commercially reasonable efforts shall not be deemed to include any obligation to institute legal proceedings, deliver notices of default or to expend any monies) to obtain such prior approval of GA DOT and the concurrence therewith by FHWA. If Seller fails to obtain the prior approval of GA DOT and the concurrence therewith by FHWA of the assignment of the Easement and Tunnel Agreement to, and the assumption of Seller’s duties, covenants and obligations under the Easement and Tunnel Agreement by, Purchaser on or before the Closing Date (as the same may be adjourned as set forth in Section 4.6 of this Agreement), then either Seller or Purchaser may elect to terminate this Agreement by written notice to the other party, in which event the Deposit and all interest accrued thereon shall be returned to Purchaser and each of the parties hereto shall be relieved of all further obligations hereunder, except for any obligations which are expressly stated herein to survive the expiration or earlier termination of this Agreement. If neither Seller nor Purchaser terminates this Agreement as set forth in the immediately preceding sentence, the condition precedent to Purchaser’s obligation to purchase the Property set forth in the third sentence of this Section 4.5 shall be deemed to have been met and Seller and Purchaser shall proceed with the Closing.
          4.6 Extension of Closing Date. If, on or before June 28, 2006: (a) the requirements of Section 4.3 above with respect to Tenant Estoppel Certificates and Section 4.9 with respect to the RDED estoppel have not been met and such requirements have not been waived by Purchaser; (b) MARTA Approval has not been obtained as required by Section 4.4.1 above; (c) the MARTA Estoppel Certificate has not been obtained as required by Section 4.4.2 above and receipt of the MARTA Estoppel Certificate has not been waived by Purchaser; or (d) the prior approval of GA DOT and the concurrence therewith by FHWA has not been obtained as required by Section 4.5 above, the Closing Date shall be automatically extended until July 28, 2006, or to such earlier date as Purchaser and Seller may mutually agree. If, on or before July 28, 2006: (i) the requirements of Section 4.3 above with respect to Tenant Estoppel Certificates and Section 4.9 with respect to the RDED estoppel have not been met and such requirements have not been waived by Purchaser; (ii) MARTA Approval has not been obtained as required by Section 4.4.1 above; (iii) the MARTA Estoppel Certificate has not been obtained as required by Section 4.4.2 above and receipt of the MARTA Estoppel Certificate has not been waived by Purchaser; or (iv) the prior approval of GA DOT and the concurrence therewith by FHWA has not been obtained as required by Section 4.5 above, then Purchaser (but not Seller) may elect, by written notice to the Seller given on or before July 28, 2006, to further extend the Closing Date until August 28, 2006, or to such earlier date as Purchaser and Seller may mutually agree.
          4.7 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the performance and observance by Seller of all covenants, warranties and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date and the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Purchaser specifically enumerated in this Agreement, any or all of which may be waived by Purchaser in its sole discretion. If Purchaser does not elect to waive such unsatisfied conditions and proceed to Closing, and subject to any automatic extension of the Closing Date and Purchaser’s right to further extend the Closing Date as provided herein, Purchaser may terminate this Agreement on the then-scheduled Closing Date by sending written notice of such termination to Seller, in which event the Deposit and all interest accrued thereon shall be returned to Purchaser and each of the parties hereto shall be relieved of all further obligations hereunder, except for any obligations which are expressly stated herein to survive the expiration or earlier termination of this Agreement; provided, however, that if any of such conditions has not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser’s and Seller’s respective rights, remedies and obligations shall instead be determined in accordance with Section 9.1. or Section 9.2, as the case may be.
          4.8 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the performance and observance by Purchaser of all covenants and agreements of this Agreement to be performed or observed by Purchaser prior to or on the Closing Date and the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Seller specifically set forth in this Agreement, any or all of which may be waived by Seller in its sole discretion. If

Seller does not elect to waive such unsatisfied conditions and proceed to Closing, and subject to any automatic extension of the Closing Date, and to Purchaser’s right to further extend the Closing Date, as provided herein, Seller may terminate this Agreement on the then-scheduled Closing Date by sending written notice of such termination to Purchaser, in which event the Deposit and all interest accrued thereon shall be returned to Purchaser and each of the parties hereto shall be relieved of all further obligations hereunder, except for any obligations which are expressly stated herein to survive the expiration or earlier termination of this Agreement; provided, however, that if any of such conditions has not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser’s and Seller’s respective rights, remedies and obligations shall instead be determined in accordance with Section 9.1. or Section 9.2, as the case may be.
          4.9 Declaration Estoppel Certificate. Seller shall use commercially reasonable efforts (and, as used in this Agreement, commercially reasonable efforts shall not be deemed to include any obligation to institute legal proceedings, deliver notices of default or to expend any monies) to obtain an estoppel certificate, which certificate shall be substantially in the form attached hereto and made a part hereof as Exhibit CC (the “Declaration Estoppel Certificate”), from the owner of Atlantic Center Plaza (the “ACP Owner”), in connection with that certain Reciprocal Development and Easements Declaration made by ACA I, dated April 12, 1989, recorded April 12, 1989 in Deed Book 12413, Page 69, aforesaid records, as modified by First Modification of Reciprocal Development and Easements Declaration by Seller and Atlantic Center, Inc., dated August 20, 1998, recorded August 21, 1998, in Deed Book 25020, Page 1, aforesaid records (the “RDED”). Purchaser shall have no right to object to the Declaration Estoppel Certificate in the event the Declaration Estoppel Certificate contains the information required to be given by the ACP Owner under the terms of the RDED (as distinguished from the form of Declaration Estoppel Certificate attached hereto), provided the information contained in such Declaration Estoppel Certificate does not conflict with the terms of the RDED. Obtaining the Declaration Estoppel Certificate from the ACP Owner as described in this Section 4.9 is a condition precedent to Purchaser’s obligation to consummate the transactions contemplated by this Agreement; provided, however, in the event Seller is unable to obtain such estoppel, Seller shall have the right (but not the obligation) to deliver to Purchaser on the Closing Date a certificate in the form attached hereto and made a part hereof as Exhibit DD (the “Seller’s Declaration Estoppel Certificate”) executed by Seller and, in such event, Seller shall be deemed to have delivered the Declaration Estoppel Certificate under this Section 4.9 (and Purchaser shall have no right to terminate this Agreement for failure to deliver the Declaration Estoppel Certificate under this Section 4.9).
     5. Closing. The closing (the “Closing”) of the sale and purchase contemplated herein shall occur at 10:00 a.m. Eastern Time on the “Closing Date” (as hereinafter defined). The Closing shall occur on July 3, 2006 (the “Scheduled Closing Date”), or on such earlier date as Purchaser and Seller may mutually agree, TIME BEING OF THE ESSENCE with respect to Purchaser’s obligation to close on such date, through an escrow and pursuant to escrow instructions consistent with the terms of this Agreement and otherwise mutually satisfactory to Seller and Purchaser (the date on which the Closing shall occur being herein referred to as the “Closing Date”). The Closing shall constitute approval by each party of all matters to which such party has a right of approval and a waiver of all conditions precedent.

          5.1 Seller Deliveries. One (1) Business Day prior to the Closing, Seller shall deliver or cause to be delivered to the Escrowee the following items executed and acknowledged by Seller, “Broker” or “PM” (both as hereinafter defined), as appropriate:
               (a) a limited warranty deed (the “Deed”) in the form attached hereto and made a part hereof as Exhibit J.
               (b) an assignment (the “Assignment and Assumption of Ground Lease”), in the form attached hereto and made a part hereof as Exhibit K, of all right, title, interest, liabilities and obligations of Seller as “Lessee” under the Ground Lease. The Assignment and Assumption of Ground Lease shall include Purchaser’s assumption of Seller’s liabilities and obligations under the Ground Lease accruing from and after the Closing Date.
               (c) an assignment (the “Assignment and Assumption of Easements and Operating Agreements”), in the form attached hereto and made a part hereof as Exhibit L, of all right, title, interest and claim of Seller in and to all easements, operating agreements and maintenance agreements entered into in connection with the ownership and operation of the Property. The Assignment and Assumption of Easements and Operating Agreements shall include Purchaser’s assumption of Seller’s duties, covenants and obligations under such easements, operating agreements and maintenance agreements accruing from and after the Closing Date.
               (d) an assignment (the “Assignment and Assumption of Easement and Tunnel Agreement”), in the form attached hereto and made a part hereof as Exhibit M, of all right, title, interest and claim of Seller in and to the Easement and Tunnel Agreement. The Assignment and Assumption of Easement and Tunnel Agreement shall include Purchaser’s assumption of Seller’s duties, covenants and obligations under the Easement and Tunnel Agreement accruing from and after the Closing Date.
               (e) two (2) counterparts of an assignment (the “Assignment of Guaranties and Warranties”), in the form attached hereto and made a part hereof as Exhibit N, of all right, title, interest and claim of Seller in and to those certain guaranties and warranties delivered to Assignor in connection with the construction, ownership or operation of the Property (subject, however, to certain easements, restrictions, covenants, encumbrances and other exceptions described in the Assignment of Guaranties and Warranties).
               (f) four (4) counterparts of an assignment (the “Assignment and Assumption of Leases, Security Deposits and Brokerage Agreements”) of all right, title, interest, liabilities and obligations of Seller under: (i) the Leases (to the extent assignable) which are in effect on the Closing Date; (ii) all security deposits held by Seller under the Leases (to the extent the foregoing security deposits were made by tenants under the Leases, and were not forfeited or applied prior to the Closing Date); and (iii) all liabilities and obligations of Seller and Seller’s leasing agent(s) under the Brokerage Agreements, without recourse, representation or warranty, in the form attached hereto and made a part hereof as Exhibit O, which shall include Purchaser’s assumption of: (x) Seller’s obligations under the Leases, and the obligations of Seller and Seller’s leasing agent(s) under the Brokerage Agreements accruing from and after the Closing Date, including, without limitation, with respect to any tenant improvements, leasing commissions, allowances, credits or other concessions which are described in such documents or specified in the Assignment and Assumption of Leases, Security Deposits and Brokerage Agreements; (y) Seller’s obligation to pay any unpaid Seller Leasing Costs with respect to which Purchaser will receive a credit pursuant and subject to Section 5.4 of this Agreement; and (z) the Purchaser Leasing Costs (as hereinafter defined).
               (g) a bill of sale and assignment (the “Bill of Sale and Assignment”) in the form attached hereto and made a part hereof as Exhibit P, conveying the Personal Property without warranty, express or implied, as to merchantability or fitness for any purpose.
               (h) two (2) counterparts of an affidavit of Seller’s residence in the form attached hereto and made a part hereof as Exhibit Q and any other affidavit necessary to comply with the terms of O.C.G.A. § 48-7-128.
               (i) four (4) counterparts of an assignment (the “Assignment and Assumption of Contracts”) of all right, title and interest of Seller (or of Seller’s property manager, if applicable) under the Contracts (to the extent assignable) which are in effect on the Closing Date and to which Seller (or Seller’s property manager, if applicable) is a party, without recourse, representation or warranty, in the form attached hereto and made a part hereof as Exhibit R, which shall include Purchaser’s assumption of Seller’s obligations (or the obligations of Seller’s property manager, if applicable) under the Contracts accruing from and after the Closing Date. Purchaser shall be deemed to have elected to assume all of the Contracts except for those Contracts specified by Purchaser in a written notice received by Seller at least thirty (30) days prior to the Closing Date. If Purchaser timely gives such notice to Seller, the Contracts specified in such notice will not be assigned to Purchaser pursuant to the Assignment and Assumption of Contracts and shall be terminated by Seller effective as of the Closing Date, and Seller shall be responsible for all sums due under such Contracts not assumed by Purchaser. Notwithstanding the foregoing, Seller shall have no obligation to terminate, and Purchaser shall be obligated to assume, any Contracts which by their terms: (i) cannot be terminated by Seller; (ii) cannot be terminated by Seller within thirty (30) days; or (iii) cannot be terminated by Seller without penalty or payment of a fee or other cost to Seller.
               (j) four (4) counterparts of a master office lease between Purchaser, as “Landlord,” and Seller, as “Tenant” (the “Master Office Lease”), in the form attached hereto and made a part hereof as Exhibit AA.
               (k) three (3) counterparts of an escrow agreement [the “Escrow Agreement (Holdback)”], in the form attached hereto and made a part hereof as Exhibit BB. At Closing, in connection with Seller’s rent payments under the Master Lease, Five Million and No/100ths Dollars ($5,000,000.00) of the proceeds from the sale of the Property, less the amount due and payable to Purchaser as landlord on the Closing Date, shall be deducted and placed in an escrow account with Escrow Agent pursuant to the terms and conditions of the Escrow Agreement (Holdback).
               (l) any documentation and transfer requests which Seller is obligated to execute under Section 5.4.1(b) of this Agreement in order to request a transfer or reissuance to Purchaser of any letters of credit issued as security deposits under the Leases.

               (m) all existing surveys, blueprints, drawings, plans and specifications for or with respect to the Property or any part thereof, to the extent the same are in Seller’s possession.
               (n) all keys to the Improvements, to the extent the same are in Seller’s possession.
               (o) all Leases in effect on the Closing Date, to the extent the same are in Seller’s possession.
               (p) all Contracts that shall remain in effect after the Closing, to the extent the same are in Seller’s possession.
               (q) all applicable transfer tax forms, if any.
               (r) such further instruments as may be reasonably necessary to record the Deed and the Assignment and Assumption of Ground Lease.
               (s) notices to each of the tenants under the Leases (each, a “Tenant Notice”, and collectively, the “Tenant Notices”) in the form attached hereto and made a part hereof as Exhibit S, advising such tenants of the sale of the Property to Purchaser and directing them to make all payments to Purchaser or its designee, which Tenant Notices Purchaser shall, at Purchaser’s sole cost and expense, either mail by certified mail return receipt requested or hand-deliver to each applicable tenant.
               (t) evidence reasonably satisfactory to the Title Company and Purchaser respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered hereunder.
               (u) two (2) counterparts of a title affidavit to the Title Company relating to the Fee Simple Land in the form attached hereto as Exhibit T-1 and by this reference made a part hereof and two (2) counterparts of a title affidavit to the Title Company relating to the Ground Lease Land in the form attached hereto as Exhibit T-2 and by this reference made a part hereof (each, individually, a “Title Affidavit” and collectively the “Title Affidavits”). Subject to the provisions of Section 4 hereof, it is hereby agreed that delivery of the Title Affidavits shall not be a covenant of Seller, but if and to the extent that Seller is unable or unwilling to deliver such Title Affidavits in the attached forms because the facts stated therein are not true as of the Closing Date, then delivery of the Title Affidavits shall only be a condition of Purchaser’s obligation to close, and Purchaser shall not have any obligation to close if each Title Affidavit is not delivered in the applicable form. In addition, if Seller is unable or unwilling to deliver the Title Affidavits in the attached forms because the facts stated therein are not true as of the Closing Date, Seller shall not be in default under this Agreement (unless the facts stated therein are untrue as a result of a violation by Seller of a covenant of Seller set forth elsewhere in this Agreement), and, in such event, Purchaser may elect to waive such condition and proceed to Closing, or may elect to terminate this Agreement by written notice to Seller, and in the event of Purchaser’s election to terminate this Agreement, Purchaser shall receive a refund of the Deposit, and all interest accrued thereon, if any, and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement.
               (v) lien waivers and releases executed by Broker and PM, which reflect the payment of the brokerage commissions described in Section 10.1.2 hereof, and waive, in a manner reasonably satisfactory to the Title Company, any and all lien rights which Broker or PM may have with respect to the Property under O.C.G.A. Section 44-19-600, et seq.
               (w) a “FIRPTA” affidavit attesting to facts pertaining to Seller’s name, address, tax identification number and non-foreign status as required by Section 1445 of the Internal Revenue Code and regulations.
               (x) eight (8) counterparts of a closing statement (the “Closing Statement”) in form and substance acceptable to Seller reflecting all credits, prorations, apportionments and adjustments contemplated hereunder.
               (y) a certificate, for the benefit of Purchaser, certifying that the representations and warranties of Seller set forth in Section 7.1.1 of this Agreement are true and correct as of the Closing Date (which certificate may set out any modifications to or qualifications of the representations set forth in Section 7.1.1 of this Agreement).
               (z) such other documents as Seller has agreed to provide or deliver under the terms of this Agreement.
          5.2 Purchaser Deliveries. One (1) Business Day prior to the Closing, Purchaser shall deliver or cause to be delivered to the Escrowee the following items executed and acknowledged by Purchaser, as appropriate [provided, however, that Purchaser shall not be obligated to deliver the Purchase Price to Escrowee pursuant to Section 5.2(a) of this Agreement until the Closing Date]:
               (a) payment of the Purchase Price (as adjusted by the prorations set forth herein) to be made in accordance with Section 3 above.
               (b) the Deed.
               (c) the Assignment and Assumption of Ground Lease.
               (d) the Assignment and Assumption of Easements and Operating Agreements.
               (e) the Assignment and Assumption of Easement and Tunnel Agreement.
               (f) four (4) counterparts of the Assignment and Assumption of Leases, Security Deposits and Brokerage Agreements.
               (g) the Bill of Sale and Assignment.

               (h) four (4) counterparts of the Assignment and Assumption of Contracts.
               (i) four (4) counterparts of the Master Office Lease.
               (j) three (3) counterparts of the Escrow Agreement (Holdback).
               (k) all applicable transfer tax forms, if any.
               (l) such further instruments as may be reasonably necessary to record the Deed and the Assignment and Assumption of Ground Lease.
               (m) the Tenant Notices.
               (n) eight (8) counterparts of the Closing Statement in form and substance reasonably acceptable to Purchaser.
               (o) (i) copies of Purchaser’s organizational documents and resolutions and/or consents authorizing Purchaser to purchase the Property and to consummate the closing of the transactions contemplated hereunder and to execute and deliver all documents which Purchaser is required to execute and deliver hereunder, all certified as true and correct; and (ii) such other partnership and/or corporate documentation as may be reasonably requested by the Title Company. All such documents described in this Section 5.2(o) must be reasonably satisfactory to Seller and the Title Company.
               (p) any documents required to be obtained by the Title Company in connection with the Closing, including, without limitation, Schedule B, Section I requirements to the issuance of the Owner’s Policy and the elimination of the “standard” exceptions and brokerage lien waiver affidavits, that are within the purview of Purchaser’s responsibilities hereunder, or otherwise to comply with any state or federal law.
               (q) a certificate, for the benefit of Seller, certifying that the representations and warranties of Purchaser set forth in Section 7.3 of this Agreement are true and correct as of the Closing Date.
               (r) such other documents as Purchaser has agreed to provide or deliver under the terms of this Agreement.
          5.3 Closing Costs. The transfer taxes payable in connection with the recording of the Deed (including transfer taxes of the State of Georgia and of the County of Fulton) shall be calculated based on the Fee Simple Purchase Price, and Seller shall be responsible for the payment of such transfer taxes. Transfer taxes will not be paid in connection with the Ground Lease Purchase Price, the assignment and assumption of the Ground Lease and transfer of title to the Improvements on the Ground Lease Land. Seller shall also pay: (a) fifty percent (50%) of the costs and fees of Escrowee for its services as escrow agent under the Escrow Agreement, and (b) the brokerage commission owed to Broker, as set forth in Section 10.1.2 of this Agreement. Purchaser shall pay: (a) the fee for the title examination and the Title Commitment, the base premium for the Owner’s Policy and the cost of any title endorsements and affirmative insurance required by Purchaser, including the Purchaser Requested Title Endorsements and any charges in connection with the issuance of any mortgagee title insurance policy, (b) the costs of the Survey, and any updates thereto (to the extent Seller has previously paid any such costs relating to the Survey, Purchaser shall reimburse Seller for such amounts at Closing), (c) all recording charges payable in connection with the recording of the Deed, Assignment and Assumption of Ground Lease, Assignment and Assumption of Easements and Operating Agreements and Assignment and Assumption of Easement and Tunnel Agreement and any other documents to be recorded in connection with the transaction contemplated hereby, (d) fifty percent (50%) of the costs and fees of Escrowee for its services as escrow agent under the Escrow Agreement, (e) all fees, costs or expenses in connection with Purchaser’s Investigations and other reviews hereunder, and (f) any and all fees or other amounts payable in connection with a transfer or reissuance to Purchaser of letters of credit issued as security deposits under the Leases. Any other closing costs shall be allocated in accordance with local custom. Except as expressly provided in the indemnities set forth in this Agreement, Seller and Purchaser shall pay their respective legal, consulting and other professional fees and expenses incurred in connection with this Agreement and the transaction contemplated hereby and their respective shares of prorations as hereinafter provided. The provisions of this Section 5.3 shall survive the Closing or a termination of this Agreement.
          5.4 Prorations.
               5.4.1 The following shall be prorated between Seller and Purchaser as of 11:59 p.m. on the day preceding the Closing Date (on the basis of the actual number of days elapsed over the applicable period):
               (a) All real estate taxes, water charges, sewer rents, vault charges and assessments on the Property (including, without limitation, all taxes, fees and assessments of any community improvement district, authority or similar organization or entity imposing taxes, fees or assessments against or in connection with the Property, or any portion thereof, or applicable to or assessed against any of the Personal Property used in connection therewith) on the basis of the fiscal year for which assessed. In no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Property are payable in installments, then the installment for the current period shall be prorated (with Purchaser assuming the obligation to pay any installments due after the Closing Date).
               (b) Subject to this Section 5.4.1(b), all fixed rent and regularly scheduled items of additional rent under the Leases, and other tenant charges if, as and when received. Seller shall deliver or provide a credit in an amount equal to all prepaid rentals for periods after the Closing Date and all refundable cash security deposits (to the extent the foregoing were made by tenants under the Leases and are not applied or forfeited prior to the Closing Date) to Purchaser on the Closing Date. At Closing, Seller shall cooperate and execute all reasonable documentation and transfer requests, in order to request a transfer or reissuance to Purchaser of any letters of credit issued as security deposits under the Leases. Rents which are delinquent as of the Closing Date shall not be prorated on the Closing Date. Purchaser shall include such delinquencies in its normal billing and shall diligently pursue the collection thereof in good faith after the Closing Date (but Purchaser shall not be required to litigate or declare a default in any Lease). To the extent Purchaser receives rents on or after the Closing Date, such payments shall be applied first toward the rents for the month in which the Closing occurs, second to the rents for the month preceding the month in which the Closing occurs, third to the rents that shall then be due and payable to Purchaser, and fourth to any delinquent rents owed to Seller, with Seller’s share thereof being held by Purchaser in trust for Seller and promptly delivered to Seller by Purchaser. To the extent Seller receives rents on or after the Closing Date, such payments shall be applied first toward the rents for the month in which the Closing occurs, second to the rents for the month preceding the month in which the Closing occurs, third to the rents that shall then be due and payable to Purchaser, and fourth to any delinquent rents owed to Seller, with Purchaser’s share thereof being held by Seller in trust for Purchaser and promptly delivered to Purchaser by Seller. Purchaser may not waive any delinquent rents nor modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent, which consent may be given or withheld in Seller’s sole and absolute discretion. Seller hereby reserves the right to pursue any remedy against any tenant owing delinquent rents and any other amounts to Seller (but shall not be entitled to terminate any lease or any tenant’s right to possession), other than the right to continue or commence legal actions or proceedings against any tenant. Delivery of the Assignment and Assumption of Leases shall not constitute a waiver by Seller of such right, and such right shall survive the Closing. Purchaser shall use commercially reasonable efforts to assist Seller with any collection efforts hereunder (but shall not be required to litigate or declare a default under any Lease). With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto, except with respect to the specific obligations of Arnall Golden & Gregory, LLP (“AGG”) described in Section 5.6 below.
               (c) All operating expenses.
               (d) Intentionally omitted.
               (e) Charges and payments under Contracts or permitted renewals or replacements thereof assigned to Purchaser pursuant to the Assignment and Assumption of Contracts.
               (f) Any prepaid items, including, without limitation, fees for licenses which are transferred to Purchaser at the Closing and annual permit and inspection fees.
               (g) Utilities, including, without limitation, telephone, steam, electricity and gas, on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings.
               (h) Personal property taxes, if any, on the basis of the fiscal year for which assessed.

               (i) Permitted administrative charges, if any, on those tenants’ security deposits transferred by Seller pursuant to the Assignment and Assumption of Leases.
               (j) Taxes payable by Seller relating to operations of the Property, including, without limitation, business and occupancy taxes and sales taxes, if any.
               (k) Such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Property and located in the State of Georgia subject to Section 7.2.3(a) hereof.
               5.4.2
               (a) Seller shall be given a credit for any payments Seller shall have made as of the Closing Date, in good faith and in the ordinary course of business, in respect of the capital expenditures described on Exhibit U attached hereto and made a part hereof. Purchaser shall assume all liability for such capital expenditures as of the Closing.
               (b) Except as otherwise provided herein, and expressly excepting any adjustment or apportionment between Seller and Purchaser required by this Section 5.4.2 as a result of the “Reconciliation Statements” (as hereinafter defined), if any of the items described in Section 5.4.1 hereof cannot be apportioned at the Closing because of the unavailability of information as to the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable; provided that (i) with the exception of any item required to be apportioned pursuant to Section 5.4.1(a), (b), (g) or Section 5.4.2(c), neither party shall have the right to request apportionment or reapportionment of any such item at any time following the one hundred eightieth (180th) day after the Closing Date and (ii) with respect to the items required to be apportioned pursuant to Section 5.4.1(a), (b) or (g), neither party shall have the right to request apportionment or reapportionment of any such item at any time following the one (1) year anniversary of the Closing Date. In addition, neither party shall have the right to request apportionment or reapportionment of any item related to a Reconciliation Statement at any time following June 1, 2008. If the Closing shall occur before a real estate or personal property tax rate or assessment is fixed for the tax year in which the Closing occurs, the apportionment of taxes at the Closing shall be upon the basis of the tax rate or assessment for the preceding fiscal year applied to the latest assessed valuation. Promptly after the new tax rate or assessment is fixed, the apportionment of taxes or assessments shall be recomputed and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected and the proper party reimbursed, which obligations shall survive the Closing, provided that such reapportionment is requested on or before the one (1) year anniversary of the Closing Date, as set forth above. Any reconciliation of revenue or expense amounts relating to Leases, including, but not limited to, the Reconciliation Statements, with respect to calendar year 2006 shall be prepared by Purchaser and submitted to Seller for Seller’s review and approval as soon as reasonably practicable, but in all events Reconciliation Statements shall be submitted to Seller at least thirty (30) days prior to the date on which such submission is required to be made to the applicable tenant. Seller shall not unreasonably withhold its approval of any Reconciliation Statements submitted for Seller’s approval, and failure to approve or disapprove any Reconciliation Statement in writing within thirty (30) days after such Reconciliation Statement is submitted to Seller shall be deemed to be an approval of such Reconciliation Statement. If Seller disapproves any Reconciliation Statement, Purchaser shall revise such Reconciliation Statement as necessary to address Seller’s reasonable objections. Promptly after Seller approves (or is deemed to have approved) the Reconciliation Statements, Purchaser shall submit such Reconciliation Statements to the applicable tenants in accordance with the applicable Leases, provided that Purchaser must submit Reconciliation Statements to all tenants no later than June 1, 2007. Purchaser shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained. When all revenue and expense amounts have been ascertained, Purchaser shall prepare, and certify as correct, a final proration statement which shall be in a form consistent with the Closing Statement and which shall be subject to Seller’s approval. Upon Seller’s acceptance and approval of any final proration statement submitted by Purchaser, such statement shall be conclusively deemed to be accurate and final, and any payment due to any party as a result of such final proration shall be made within thirty (30) days after such approval by Seller.
               (c) For a period of three (3) years after the Closing, Purchaser shall allow Seller and its agents and representatives access without charge to (i) all files, records and documents delivered to Purchaser at the Closing, and (ii) the financial records and financial statements for the Property (including but not limited to, financial records and financial statements related to the Reconciliation Statements) for the calendar year in which the Closing occurs and for the calendar year preceding the calendar year in which the Closing occurs, upon reasonable advance notice and at all reasonable times, to examine and to make copies of any and all such files, records, documents and statements, which right shall survive the Closing. Purchaser shall prepare and provide to the tenants under the Leases a statement of the reconciliation of Operating Costs between the landlord and the tenants under the Leases in accordance with the terms of the Leases (the “Reconciliation Statements”), and Purchaser shall provide Seller with copies of the Reconciliation Statements at the same time that they are furnished to the Tenants. If amounts are due from any tenants based on the Reconciliation Statements, Purchaser shall use commercially reasonable efforts after Closing to collect the same in the usual course of Purchaser’s operation of the Property, and upon collection, to remit to Seller Seller’s share of those amounts in accordance with the terms of Section 5.4 hereof; however, Purchaser shall not be obligated to litigate or declare a default under any Lease. Seller may attempt to collect amounts due to it pursuant to the reconciliation of Operating Costs between the landlord and the tenants in accordance with the terms of the Leases, but Seller may not institute any lawsuit. The provisions of this Section 5.4.2(c) shall survive the Closing.
               5.4.3 Items to be prorated at the Closing shall include a credit to Seller for costs and expenses paid by Seller and which were incurred by Seller in connection with any new Leases or modifications to any existing Leases entered into after the Effective Date in accordance with the terms and conditions set forth in Section 7.2.3(a) of this Agreement. Seller shall be responsible for all brokerage and leasing commissions and tenant improvement costs for the initial term of all Leases entered into prior to the Effective Date and for any extension, renewal or expansion of any such Lease exercised prior to the Effective Date (collectively, “Seller Leasing Costs”). The portion of the Seller Leasing Costs set forth on Exhibit V (as the same may be reduced by amounts paid by Seller prior to Closing, the “Purchaser Assumed Pre-Existing Brokerage and TI Costs”) will remain unpaid as of the Closing Date. Purchaser shall be responsible for and expressly assumes the obligation to pay: (a) all Purchaser Assumed Pre-Existing Brokerage and TI Costs; (b) all payments required under any new leases entered into from and after the Effective Date and under any extension, renewal or expansion of any existing Lease exercised from and after the Effective Date to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including, without limitation, tenant improvement costs, lease buyout costs and moving, design, refurbishment and club membership allowances; and (c) brokerage and leasing commissions [including, without limitation, amounts owed under the Brokerage Agreements and amounts owed to Seller’s leasing agent, Jones Lang LaSalle Americas, Inc. (“JLL”), under that certain Leasing Agreement, dated as of October 15, 2001, by and between Seller and JLL] and reasonable legal fees incurred by Seller in connection with any new leases entered into from and after the Effective Date and with any extension, renewal or expansion of any existing Lease exercised from and after the Effective Date. The costs specified in the immediately preceding sentence are sometimes hereinafter collectively referred to as the “Purchaser Leasing Costs.” If at the Closing Seller has paid any Purchaser Leasing Costs, the prorations at the Closing shall include an appropriate credit to Seller. If at the Closing there remain unpaid Seller Leasing Costs (including the Purchaser Assumed Pre-Existing Brokerage and TI Costs) and Purchaser has assumed the responsibility to pay such unpaid Seller Leasing Costs, the prorations at the Closing shall include an appropriate credit to Purchaser.
                 5.4.4 Any charges referred to in this Section 5.4 which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any such charges unpaid, and Purchaser shall look solely to the tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any tenant and shall not have been reimbursed therefor by the time of Closing, Purchaser shall credit to Seller an amount equal to all such charges paid by Seller.
                 5.4.5 The provisions of this Section 5.4 shall survive the Closing.
          5.5 Utilities. Purchaser shall cause all utilities to be transferred into Purchaser’s name and account at the time of Closing, and shall make any utility deposits. All of Seller’s utility deposits shall be refunded to Seller, and if Purchaser receives any Seller utility deposits, Purchaser shall promptly pay them over to Seller.
          5.6 Obligations of Prior Tenant. AGG previously leased certain space located on the 26th through the 30th floors (the “AGG Premises”) of the office building located on the Ground Lease Land (the “Office Building”) under: (a) that certain Lease Agreement, dated December 17, 1993, by and between Seller and AGG, as amended by that certain First Amendment to Lease Agreement, dated July 21, 1994, by and between Seller and AGG and that certain Second Amendment to Lease Agreement, dated August 31, 1995, by and between Seller and AGG (collectively, the “AGG Original Lease”); and (b) that certain Lease Agreement, dated March 5, 1998, by and between Seller and AGG (the “AGG 30th Floor Lease”). The AGG Original Lease and the AGG 30th Floor Lease are sometimes hereinafter collectively referred to as the “AGG Lease.” Notwithstanding the fact that the AGG Lease expired on October 31, 2004, and AGG has vacated the AGG Premises, certain obligations of AGG under the AGG Lease relating to the removal of stairways installed by AGG in the AGG Premises survived the expiration of the AGG Lease, including, without limitation, the obligation to reimburse the

“Landlord” under the AGG Lease for costs incurred in removing the stairways and restoring the applicable floors to pre-penetration slab condition, all as more fully set forth in, and subject to the terms of, the AGG Lease. Prior to the execution of this Agreement by Seller and Purchaser, Seller has undertaken to remove the stairway between the 27th and 28th floors of the Office Building. Seller shall retain the right to seek reimbursement from AGG relating to the removal of the stairway between the 27th and 28th floors of the Office Building, regardless of whether such reimbursement is paid by AGG prior to or after Closing. However, pursuant to the Assignment and Assumption of Leases, Security Deposits and Brokerage Agreements, Seller will assign to Purchaser, without warranty, any remaining right of Seller to seek reimbursement under the AGG Lease for any other stairway removal work. Any such right to reimbursement from AGG assigned to Purchaser shall be subject to the terms and conditions of the AGG Lease.
     6. Condemnation or Destruction of Property.
          6.1 Generally. Subject to the terms of Section 6.2 of this Agreement, in the event that, after the Effective Date but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings or condemnation or any of the improvements on the Property are damaged or destroyed by fire or other casualty, Seller shall (except with respect to the “Fourteenth Street Project,” as hereinafter defined), at the Closing, assign to Purchaser all of Seller’s interest in all awards or other proceeds for such taking by eminent domain or condemnation or any insurance claims of Seller or proceeds received for such damage or destruction (unless Seller shall have repaired such damage or destruction prior to the Closing and except to the extent any such awards, proceeds or insurance are attributable to lost rents or items applicable to any period prior to the Closing), less the amount of all costs incurred by Seller in connection with the repair of such damage or destruction or collection costs of Seller respecting any awards or other proceeds for such taking by eminent domain or condemnation or any uncollected insurance proceeds which Seller may be entitled to receive from such damage or destruction, as applicable. Subject to the terms of Section 6.2 of this Agreement, in connection with any assignment of awards, proceeds or insurance hereunder, Seller shall credit Purchaser with an amount equal to the applicable deductible amount under Seller’s insurance (but not more than the amount by which the cost, as of the Closing Date, to repair the damage is greater than the amount of insurance proceeds assigned to Purchaser); provided, however, if the amount of the damage (as determined by an independent third party contractor or engineer selected by Seller and reasonably approved by Purchaser) or the amount of condemnation award (for any condemnation other than in connection with the Fourteenth Street Project) shall exceed the sum of TWO MILLION AND 00/100 DOLLARS ($2,000,000.00), Purchaser shall have the right to terminate this Agreement by notice to Seller given within ten (10) days after notification to Purchaser of the estimated amount of damages or the determination of the amount of any condemnation award whereupon the Deposit (and all interest earned thereon) shall be promptly returned to Purchaser, and this Agreement and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement). The parties hereby waive the provisions of any statute which provides for a different outcome or treatment in the event of a casually or a condemnation or eminent domain proceeding.
          6.2 Fourteenth Street Project. Seller has received notice from GA DOT that acquisition of title to and easements over a portion of the Fee Simple Land and a portion of the

Ground Lease Land are required in connection with the proposed widening of Fourteenth Street by GA DOT (the “Fourteenth Street Project”). Purchaser is aware of the Fourteenth Street Project and has reviewed such materials as Purchaser deems necessary or desirable in connection with the Fourteenth Street Project. The approximate location and approximate dimensions of the portions of the Fee Simple Land and the Ground Lease Land which will be acquired by GA DOT in fee simple (collectively, the “Fee Parcels”) and the approximate location and nature of the easements to be acquired by GA DOT (collectively, the “DOT Easements”) in connection with the Fourteenth Street Project are described in Exhibit EE attached hereto and made a part hereof (such description, together with any attached documents, are collectively referred to as the “Fourteenth Street Project Documents”). Purchaser has reviewed and hereby approves the Fee Parcels and the DOT Easements as described in the Fourteenth Street Project Documents.
               6.2.1 Notwithstanding anything contained in this Agreement (including, without limitation, Section 6.1 of this Agreement) to the contrary, Purchaser shall have no right to terminate this Agreement as a result of or in connection with any eminent domain proceedings or condemnation (or conveyance by Seller in lieu thereof) relating to the Fourteenth Street Project, regardless of the amount of any awards or other proceeds received by Seller with respect thereto.
               6.2.2 Except as set forth in Section 6.2.7 of this Agreement: (a) if, on or before the Closing Date (as it may be extended), Seller has received proceeds in connection with any eminent domain proceedings or condemnation (or conveyance by Seller in lieu thereof) with respect to the Fourteenth Street Project, then Seller shall be entitled to retain all such proceeds, and Purchaser shall not be entitled to a credit against the Purchase Price for the amount of such proceeds retained by Seller; (b) if portions of the Property (or easements encumbering any portion of the Property) are taken by GA DOT under a declaration of taking or other eminent domain proceedings or condemnation whereby title is transferred to GA DOT on or before the Closing Date, Seller shall be entitled to receive all proceeds derived from such declaration of taking or other eminent domain or condemnation procedure, whether such proceeds are paid before or after Closing, and Purchaser shall not be entitled to a credit against the Purchase Price for such amounts received by Seller; and (c) if portions of the Property (or easements encumbering any portion of the Property) are taken by eminent domain or condemnation (or conveyance by Purchaser in lieu thereof) in connection with the Fourteenth Street Project after the Closing, then Purchaser and Seller shall each be entitled to receive one-half the net proceeds received in connection with such taking or conveyance in lieu thereof within one (1) year after the Closing Date. The net proceeds will be the amount paid by the condemning authority in connection with such eminent domain or condemnation proceeding (or conveyance in lieu thereof), after deducting from such amount the amounts payable to MARTA and the ACP Owner and all reasonable attorneys’ fees, consultant’s fees and collection costs incurred by Seller and Purchaser in connection with the Fourteenth Street Project. In such event, Seller shall be reimbursed by Purchaser from the proceeds for all of its reasonable attorneys’ fees, consultant’s fees and collection costs in connection with the Fourteenth Street Project incurred before Closing and Purchaser shall be reimbursed for all of its reasonable attorneys’ fees and collection costs in connection with the Fourteenth Street Project incurred on and after the Closing Date. In the event that both Seller and Purchaser have incurred fees or costs in connection with the Fourteenth Street Project which are to be reimbursed as set forth above, but the total proceeds actually received by Seller and Purchaser in connection with the Fourteenth Street Project (after deducting from such amount the amounts payable to MARTA and the ACP Owner) are insufficient to pay the full amount reimbursable to both Seller and Purchaser, the amounts which each party would otherwise be entitled to receive as reimbursement of fees and costs under this Section 6.2.2 shall be reduced prorata so that the total reimbursements do not exceed the proceeds actually received by Seller and Purchaser.
               6.2.3 If title to any of the Fee Parcels is acquired by GA DOT on or prior to the Closing Date by declaration of taking or other eminent domain proceedings or condemnation, or conveyance by Seller in lieu thereof, the legal descriptions of the Fee Simple Land and the Ground Lease Land shall be modified to exclude such Fee Parcels from such legal descriptions and from the Property to be conveyed by Seller to Purchaser in the transactions contemplated by this Agreement.
               6.2.4 If any of the DOT Easements are acquired by GA DOT on or prior to the Closing Date by declaration of taking or other eminent domain proceedings or condemnation, or conveyance by Seller in lieu thereof, such DOT Easements shall be Permitted Exceptions under Section 4.1.2 of this Agreement and shall be included in the list of Permitted Exceptions to be utilized as an exhibit to the documents to be delivered at Closing, as contemplated by this Agreement.
               6.2.5 Purchaser hereby agrees to the modifications of the legal descriptions of the Fee Simple Land and the Ground Lease Land to be made under Section 6.2.3 above and to the addition to the list of Permitted Exceptions of the DOT Easements under Section 6.2.4 above. Purchaser agrees that the exclusion of such Fee Parcels from the legal descriptions under Section 6.2.3 above and the addition of the DOT Easements to the list of Permitted Exceptions under Section 6.2.4 above shall not: (a) constitute Unpermitted Exceptions to title to the Property; (b) require any adjustment of or credit against the Purchase Price; or (c) entitle Purchaser to terminate this Agreement or refuse to consummate the transactions contemplated by this Agreement.
               6.2.6 The following shall be subject to the approval of Purchaser, such approval not to be unreasonably withheld, conditioned or delayed: (a) any “Material Change” (as hereinafter defined) in the Fee Parcels and any Material Change in the DOT Easements; and (b) the form and terms of any deeds of conveyance, easements, options to purchase or other similar documents in favor of GA DOT. If Purchaser fails to either approve or disapprove in writing any such item specified in the immediately preceding sentence within two (2) Business Days after its receipt thereof, Purchaser shall be deemed to have approved such item. If Purchaser disapproves any Material Change in the Fee Parcels, Seller shall not voluntarily convey the changed Fee Parcels to GA DOT. If Purchaser disapproves a Material Change in one or more of the DOT Easements, Seller shall not voluntarily convey the changed DOT Easements to GA DOT. If Purchaser disapproves any deeds of conveyance, easements, options to purchase or other similar documents in favor of GA DOT, Seller shall not voluntarily execute such documents. However, Seller and Purchaser acknowledge that: (i) if any changed Fee Parcels or changed DOT Easements are acquired by GA DOT prior to Closing by declaration of taking or other eminent domain proceedings or condemnation, such taking shall be considered a taking in connection with the Fourteenth Street Project and such taking shall be governed by the provisions of Section 6.2 of this Agreement; and (ii) if any portion of the Property is taken by GA DOT under a declaration of taking or other eminent domain proceedings or condemnation, the operative documents shall not be subject to the approval requirement contained in this Section 6.2.6.
               6.2.7 Notwithstanding anything contained in this Section 6.2 to the contrary, if any Fee Parcels or DOT Easements are acquired by GA DOT by declaration of taking or other eminent domain proceedings or condemnation (or voluntary conveyance in lieu thereof), and if such taking represents a Material Change in one or more of the Fee Parcels or a Material Change in one or more of the DOT Easements, the terms of this Section 6.2.7 shall control solely with respect to any “Excess Proceeds” (as hereinafter defined) received in connection with such taking. If, and only if, such changed Fee Parcels or changed DOT Easements represent a Material Change, one hundred percent (100%) of the Excess Proceeds shall be credited to Purchaser at Closing, if such Excess Proceeds are received by Seller before Closing, and shall be retained by Purchaser if such Excess Proceeds are paid to Purchaser on or after the Closing Date. The term “Excess Proceeds,” as used in this Section 6.2, means the amount by which the proceeds received from GA DOT after the Material Change exceed the last amount offered by GA DOT for the Fee Parcels and the DOT Easements prior to the Material Change. The term “Material Change,” as used in this Section 6.2, means a change in the size of the Fee Parcels or the area or nature of the DOT Easements which results in a material reduction in the value of the Property or has a material and unfavorable impact on the long-term operations of the Property.
               6.2.8 The provisions of Section 6.2 shall survive the Closing.
     7. Representations, Warranties and Covenants.
          7.1 Representations, Warranties and Covenants of Seller.
               7.1.1 Representations and Warranties of Seller. Subject to the provisions of this Section 7.1.1, Seller hereby represents to Purchaser that, as of the Effective Date:
               (a) Leases. There are no leases, licenses or other occupancy agreements to which Seller is a party or is bound affecting any portion of the Property which will be in force on the Closing Date other than the Leases. As used herein, “Leases” shall be deemed to mean, collectively, (i) the leases and other documents described on Exhibit W attached hereto and made a part hereof (the “Lease Exhibit”) and (ii) the leases entered into in accordance with this Agreement. To the best of Seller’s knowledge, the Lease Exhibit is true and correct in all material respects. To the best of Seller’s knowledge, all of the Leases are in full force and effect and Seller has not sent notice of default to any tenant under its Lease which default has not been cured within applicable grace periods, and, to Seller’s knowledge, no tenant is in default under the terms of its Lease. To Seller’s knowledge, Seller has not received a notice of a landlord default under any of the Leases. To Seller’s knowledge, no tenant has any right not set forth in the leases and other documents listed on the Lease Exhibit to cause the landlord to perform (or pay for) work in its premises, and, except as set forth on Exhibit V, Seller has paid all Seller Leasing Costs (as such term is defined in Section 5.4.3 of this Agreement).

               (b) Litigation. To the best of Seller’s knowledge, except for the Fourteenth Street Project, there is no material pending or threatened litigation or condemnation action against the Property or against Seller with respect to the Property as of the Effective Date.
               (c) No Insolvency. Seller is not a debtor in any state or federal insolvency, bankruptcy, receivership proceeding.
               (d) Non-Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code, as amended (the “Code”).
               (e) Contracts. Neither Seller nor any authorized agent of Seller has entered into any service or equipment leasing contracts relating to the Property which will be in force after the Closing, except for the Contracts. As used in this Agreement, the “Contracts” shall be deemed to mean, collectively, (i) the contracts described on Exhibit X attached hereto and made a part hereof, (ii) contracts which are cancelable on thirty (30) days notice or less without premium or penalty, and (iii) contracts entered into by Seller or an authorized agent of Seller which Seller is permitted to enter into in accordance with this Agreement. To the best of Seller’s knowledge, Exhibit X is true and correct in all material respects.
               (f) Lease Brokerage Agreements; Leasing Commission Agreements. Neither Seller nor any authorized agent of Seller has entered into any lease brokerage agreements or lease commission agreements other than as described on Exhibit Y attached hereto and made a part hereof or in the Leases that shall be binding upon Purchaser following Closing (the lease brokerage agreements and the lease commission agreements described on Exhibit Y or in the Leases, together with any lease brokerage agreements or lease commission agreements executed by Seller or an authorized agent of Seller with respect to new leases entered into in accordance with this Agreement from and after the Effective Date and any extension, renewal or expansion of any existing Leases exercised from and after the Effective Date, are collectively referred to as the “Brokerage Agreements”).
               (g) Property Reports. All Property Reports made available to Purchaser by Seller pursuant to the terms of this Agreement have been provided to Purchaser in their entirety, and Seller has not redacted any portion of any such Property Reports.
               (h) Ground Lease. The Ground Lease has not been modified or amended and is in full force and effect. To the best of Seller’s knowledge, Seller has not sent a notice of default to MARTA under the Ground Lease which default has not been cured within applicable grace periods, and, to Seller’s knowledge, MARTA is not in default under the terms of the Ground Lease. To Seller’s knowledge, Seller has not received a notice of a default under the Ground Lease.
               (i) Due Authority. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are, or on the Closing Date will be, duly authorized, executed and delivered by and are binding upon Seller. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York, and is duly authorized and qualified to do all things required of it under this Agreement. The execution and delivery of this Agreement and delivery by Seller of this

Agreement and all agreements, instruments and documents herein provided to be executed by Seller, the performance by Seller of its obligations under this Agreement and such other agreements, instruments and documents and the consummation by Seller of the transaction contemplated hereby have been duly authorized by all necessary action of Seller and duly approved by the board of directors of Seller. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations under this Agreement and such other agreements, instruments and documents and the consummation by Seller of the transaction contemplated hereby will not: (i) violate any provision of Seller’s certificate of incorporation or bylaws; (ii) violate any material agreement to which Seller is a party; or (iii) violate any law, judgment, order, injunction, award or decree of any Governmental Authority against or binding upon Seller or the property or business of Seller.
Notwithstanding and without limiting the foregoing, (i) if any of the representations or warranties of Seller that survive Closing contained in this Agreement or in any document or instrument delivered in connection herewith are materially false or inaccurate, or Seller is in material breach or default of any of its obligations under this Agreement that survive Closing, and Purchaser nonetheless closes the transactions hereunder and purchases the Property, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon the Closing) in the event that either (x) on or prior to Closing, Purchaser shall have had knowledge of the false or inaccurate representations or warranties or other breach or default, or (y) the accurate state of facts pertinent to such false or inaccurate representations or warranties or other breach or default was contained in any of the Information furnished or made available to or otherwise obtained by Purchaser, and (ii) to the extent the copies of the Leases, the Contracts or any other Information furnished or made available to or otherwise obtained by Purchaser contain provisions or information that are inconsistent with the foregoing representations and warranties, Seller shall have no liability or obligation respecting such inconsistent representations or warranties (and Purchaser shall have no cause of action or right to terminate this Agreement with respect thereto), and such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to such Leases, Contracts and other Information.
               References to the “knowledge”, “best knowledge” and/or “actual knowledge” of Seller or words of similar import shall refer only to the current, actual (as opposed to implied or constructive) knowledge of Cynthia Robinson Alexander, Senior Vice President of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any parent, subsidiary or affiliate of Seller or to any other officer, agent, manager, representative or employee of Seller or to impose upon Cynthia Robinson Alexander any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Notwithstanding anything to the contrary contained in this Agreement, Cynthia Robinson Alexander shall have no personal liability hereunder or otherwise related to the transactions contemplated hereby. The representations and warranties of Seller contained in this Section 7.1.1 shall survive the Closing for a period of one hundred eighty (180) days. Any claim which Purchaser may have against Seller for any breach of any representation or warranty contained in this Section 7.1.1, whether such breach is known or unknown, which is not specifically asserted by written notice to Seller within such one hundred eighty (180) day period shall not be valid or effective, and Seller shall have no liability with respect thereto.

               7.1.2 General Disclaimer. Except for any express representation or express warranty of Seller specifically set forth in this Agreement, the sale of the Property hereunder is and will be made on an “as is,” ”where is,” and “with all faults” basis, without representations and warranties of any kind or nature, express, implied or otherwise, including any representation or warranty concerning title to the Property, the physical condition of the Property (including the condition of the soil or the Improvements), the environmental condition of the Property (including the presence or absence of hazardous substances on or affecting the Property), the compliance of the Property with applicable laws and regulations (including zoning and building codes or the status of development or use rights respecting the Property), the financial condition of the Property or any other representation or warranty respecting any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Property or any part thereof. Purchaser acknowledges that Purchaser will examine, review and inspect all matters which in Purchaser’s judgment bear upon the Property and its value and suitability for Purchaser’s purposes. Except as to matters specifically set forth in this Agreement: (a) Purchaser will acquire the Property solely on the basis of its own physical and financial examinations, reviews and inspections and the title insurance protection afforded by the Owner’s Policy, and shall not rely, and shall have no right to rely, on any representation of Seller, any Seller Related Parties or its or their respective agents, representatives and employees, whether actual or implied; (b) Purchaser shall rely wholly on its own inquiry and investigation to determine the merits, usefulness and suitability of the Property, the financial condition of the Property and the quality and extent of construction of the Improvements; (c) Purchaser acknowledges and agrees that any Information or other materials provided to Purchaser by Seller are provided solely as a convenience to Purchaser in the performance of the Investigations, that Seller makes no warranty or representation of any kind or nature whatsoever as to the truth, accuracy or completeness of all or any portion of any of the Information or other materials provided to Purchaser by Seller and that Purchaser shall rely upon any such Information or other materials at its own risk, without recourse to Seller; (d) in no event shall Seller have any obligation to make or effect any repairs or improvements to the Property; (e) Purchaser acknowledges that neither Seller nor any of Seller’s affiliates, nor any of its or their respective agents, employees or representatives, has made any representations, or held out any inducements, to Purchaser or to Purchaser’s Representatives (other than those, if any, expressed herein); (f) Seller shall not be liable or bound in any manner by any verbal or written information pertaining to the Property furnished by Seller or any of the Seller Related Parties, or its or their respective agents, employees, representatives, or by any real estate broker including Broker and PM; (g) Purchaser shall be deemed to have fully examined and inspected the Property, including the construction, use and operation thereof, and Purchaser shall be deemed to have determined to its own satisfaction the status of and compliance with all of the licenses, permits, certificates, approvals, authorizations and variances issued for or with respect to the Property by any governmental or quasi-governmental authority, and all governmental and quasi-governmental laws, ordinances and regulations applicable to the Property, and Purchaser shall be deemed to have accepted and be fully satisfied in all respects with the foregoing and with the physical condition, environmental condition, value, financing status, use, operation, tax and assessment status, income and expenses of the Property; and (h) without limiting the foregoing, Purchaser waives any right it otherwise may have at law or in equity, including, without limitation, the right to seek damages from Seller in connection with the environmental condition of the Property, but specifically excluding any right of contribution under the Comprehensive

Environmental Response Compensation and Liability Act (“CERCLA”). Notwithstanding anything contained herein to the contrary, any right of Purchaser to seek contribution from Seller under CERCLA shall be subject to the limitations of liability contained in Section 10.22 of this Agreement. The delivery by Seller and acceptance by Purchaser of the Deed and the Assignment and Assumption of Ground Lease shall be a discharge of all of the respective obligations of Seller hereunder, except for those obligations as are expressly made to survive the delivery of the Deed and the Assignment and Assumption of Ground Lease pursuant to the terms of this Agreement. The provisions of this Section 7.1.2 shall survive the Closing.
               7.1.3 Change in Representation or Warranty. If any representation or warranty of Seller in Section 7.1.1 was true, correct and complete when made (or deemed to be made) but is inaccurate or incomplete as of the applicable Closing Date (other than as a result of the actions or failure to act of Seller), then such inaccuracy or incompleteness shall not be deemed to constitute a breach of representation or warranty by Seller hereunder. However, such inaccuracy or incompleteness of any representation or warranty of Seller in Section 7.1.1, except with respect to an inaccuracy or incompleteness of any of the representations or warranties of Seller in Section 7.1.1(a), shall constitute the failure of a Closing condition and Purchaser shall have the applicable rights set forth in Section 4.7 hereof. Any representation or warranty of Seller in Section 7.1.1(a) that was true, correct and complete when made (or deemed to be made) but is inaccurate or incomplete as of the applicable Closing Date (other than as a result of the actions or failure to act of Seller) is hereinafter referred to as a “Change in Lease Status.” In the event that a Change in Lease Status constitutes a “Material Tenant Default” or a “Bankruptcy Event” (both as hereinafter defined) by a Required Tenant, then such Change in Lease Status shall constitute the failure of a Closing condition and Purchaser shall have the applicable rights set forth in Section 4.7 hereof. In the event there is a Change in Lease Status which does not constitute a Material Tenant Default or a Bankruptcy Event by a Required Tenant, then such inaccuracy or incompleteness shall not be deemed to constitute a breach of Seller’s representations or warranties or the failure of a Closing condition, and this Agreement shall remain in full force and effect without adjustment to the Purchase Price or any other consideration to be delivered to Purchaser at any Closing. For purposes of this Section 7.1.3, each use of the terms capitalized and defined below in this Section 7.1.3 shall be deemed to refer to, and shall have the respective meanings set forth in, the following definitions:
               (a) “Bankruptcy Event” means, with respect to any “Person” (as hereinafter defined), that such Person has: (i) made an assignment for the benefit of creditors; (ii) commenced any “Legal Proceeding” (as hereinafter defined) for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; (iii) commenced any Legal Proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or hereafter in effect; or (iv) had any such Legal Proceeding (described in (ii) and/or (iii) above) filed or commenced against it.
               (b) “Legal Proceeding” means an action, litigation, arbitration, administrative proceeding, and other legal or equitable proceeding of any kind.
               (c) “Material Tenant Default” means, with respect to any Lease: (i) the failure to pay when due one month’s fixed rent and additional rent, and/or any other amounts due under such Lease which in the aggregate equal or exceed one month of such tenant’s fixed rent and additional rent; (ii) the failure to restore within applicable notice and grace periods a portion of its Tenant Deposit equal to or greater than one month of its fixed rent and additional rent, which the Seller has applied to such tenant’s Lease obligations; or (iii) the occurrence of any material non-monetary default under such Lease.
               (d) “Person” means an individual person, a corporation, partnership, trust, joint venture, limited liability company, partnership, estate, association, land trust, other trust, governmental or quasi-governmental entity or other incorporated or unincorporated enterprise, entity or organization of any kind.
               (e) “Tenant Deposits” means all security deposits (including letters of credit), paid or deposited by the tenants with the landlord, or any other person on the landlord’s behalf pursuant to the Leases (together with any interest which has accrued thereon, but only to the extent such interest has accrued for account of the respective tenants).
          7.2 Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement in accordance with the terms and conditions of this Agreement:
               7.2.1 Seller shall maintain the Property in substantially the same manner as prior hereto pursuant to Seller’s normal course of business (such as maintenance obligations but not including extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Seller. Seller shall not negotiate for sale, sell, assign, rent, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Property (or any part thereof or estate therein) in any manner that will survive Closing, except as approved in writing by Purchaser or as expressly provided in this Agreement.
               7.2.2 Seller shall not modify, extend, renew or cancel (except as a result of a default by the other party thereunder) or enter into any additional service contracts or other similar agreements without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed; provided, however, Purchaser’s consent shall not be required if such contract is cancelable upon not more than thirty (30) days notice.
               7.2.3
               (a) Seller shall have the right to continue to offer the Property for lease in the same manner as prior hereto pursuant to its normal course of business and shall keep Purchaser reasonably informed as to the status of leasing prior to the Closing Date. However, except with respect to new leases which are terminable on no more than thirty (30) days’ written notice without payment of any penalty, fee or other cost to Seller or Purchaser and modifications of existing Leases which are required by such existing Leases, Seller shall not during the term of this Agreement enter into any new leases or material modifications of existing Leases without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (x) Purchaser’s failure to disapprove any request for consent by Seller under this Section 7.2.3 within five (5) Business Days following Seller’s request therefor shall be deemed to constitute Purchaser’s consent thereto, and (y) Purchaser shall bear all costs and expenses related to any new leases or modifications of existing Leases or service contracts entered into after the Effective Date in accordance with the provisions of this Section 7.2.3 (including tenant improvement costs and leasing commissions) and, without limiting the foregoing, the prorations at the Closing shall include an appropriate credit to Seller consistent with the foregoing.
               (b) Seller makes no representations and assumes no responsibility with respect to the continued occupancy of the Property or any part thereof by any tenant. The removal of a defaulting tenant (irrespective of the size of the applicable demised premises) whether by summary proceedings or otherwise prior to the Closing Date shall not give rise to any claim on the part of Purchaser. Further, Purchaser agrees that, except in the event of a Material Tenant Default by a Required Tenant or a Bankruptcy Event by a Required Tenant, it shall not be grounds for Purchaser’s refusal to close this transaction that any tenant of the Property may be a holdover tenant or in default under its Lease on the Closing Date and Purchaser shall accept title subject to such holding over or default without abatement in, credit against, or reduction of, the Purchase Price.
               7.2.4 Seller will use commercially reasonable efforts keep in force and effect with respect to the Property the insurance policies currently carried by Seller or policies providing similar coverage through the Closing Date.
               7.2.5 During the term of this Agreement, Seller shall not take any actions or grant any approvals under the terms of the RDED or any other declaration, reciprocal easement agreement or restrictive covenant affecting the Land without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall keep Purchaser reasonably informed as to the status of proposed actions or requests for approval under the terms of the RDED or any other declaration, reciprocal easement agreement or restrictive covenant affecting the Land. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Purchaser’s failure to disapprove any request for consent by Seller under this Section 7.2.5 within five (5) Business Days following Seller’s written request therefor shall be deemed to constitute Purchaser’s consent thereto.
               7.2.6 Seller shall not modify, amend or cancel the Ground Lease without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole and absolute discretion.
          7.3 Representations, Warranties and Covenants of Purchaser. Purchaser hereby represents and warrants to Seller that: (a) there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate interfere with the consummation of the transaction contemplated by this Agreement; and (b) this Agreement and all agreements, instruments and documents herein provided to be executed or caused to be executed by Purchaser are, or on the Closing Date will be, duly authorized, executed and delivered by and are binding upon Purchaser. Purchaser is a Delaware limited partnership, duly organized and validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do all things required of it under this Agreement. The representations and warranties of Purchaser shall survive the Closing. The representations and warranties of Purchaser contained in this Section 7.3 shall survive the Closing for a period of one hundred eighty (180) days. Any claim which Seller may have against Purchaser for any breach of any representation or warranty contained in this Section 7.3, whether such breach is known or unknown, which is not specifically asserted by written notice to Purchaser within such one hundred eighty (180) day period shall not be valid or effective, and Purchaser shall have no liability with respect thereto.
     8. Indemnification and Release.
          8.1 Indemnification by Purchaser. Purchaser shall hold harmless, indemnify and defend Seller and the Seller Related Parties from and against: (a) any and all third party claims for personal injury or property damage related to the Property or the ownership, operation or maintenance thereof and occurring on or after the Closing Date, (b) any and all loss, damage or third party claims in any way arising from Purchaser’s inspections or examinations of the Property prior to the Closing Date, including, without limitation, any Investigations made by Purchaser, and (c) all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Seller as a result of the foregoing.
          8.2 Release. Effective as of the Closing, and except with respect to Seller’s breach of a representation or warranty set forth in this Agreement or in any of the documents to be delivered by Seller at Closing or with respect to any indemnification obligation of Seller set forth herein, Purchaser shall be deemed to have released Seller and all Seller Related Parties from all claims which Purchaser or any agent, representative, affiliate, employee, director, officer, partner, member, servant, shareholder or other person or entity acting on Purchaser’s behalf or otherwise related to or affiliated with Purchaser (each individually a “Purchaser Related Party,” and collectively the “Purchaser Related Parties”) has or may have arising from or related to any matter or thing related to or in connection with the Property including the documents and information referred to herein, the leases and the tenants thereunder, any construction defects, errors or omissions in the design or construction of all or any portion of the Property and any environmental conditions, and Purchaser shall not look to Seller or any Seller Related Parties in connection with the foregoing for any redress or relief. This release shall be given full force and effect according to each of its expressed terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action.
          8.3 Survival. The provisions of this Section 8 shall survive the Closing or earlier termination of this Agreement.
     9. Remedies For Default and Disposition of the Deposit.
          9.1 Seller Defaults. If the transaction herein provided shall not be closed by reason of Seller’s default under this Agreement, then Purchaser shall have, as its exclusive remedies, the right to either (a) terminate this Agreement [in which event the Deposit (and all interest earned thereon) shall be returned to Purchaser, and neither party hereto shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive the termination of this Agreement], Purchaser hereby waiving any right or claim to damages for Seller’s breach, or (b) specifically enforce this Agreement (but no other action, for damages or otherwise, shall be permitted); provided that any action by Purchaser for specific performance must be filed, if at all, within thirty (30) days of

Seller’s default, and the failure to file within such period shall constitute a waiver by Purchaser of such right and remedy. If Purchaser shall not have filed an action for specific performance within the aforementioned time period or so notified Seller of its election to terminate this Agreement, Purchaser’s sole remedy shall be to terminate this Agreement in accordance with clause (a) above. Purchaser shall not have any other rights or remedies hereunder as a result of any default by Seller prior to Closing, and Purchaser hereby waives any other such remedy as a result of a default hereunder by Seller. Without limiting the generality of the foregoing, Purchaser expressly waives its rights to seek damages from Seller in the event of Seller’s default hereunder. Nothing contained in this Section 9.1 will be deemed to limit Purchaser’s rights or Seller’s obligations under any Seller indemnity requirement under this Agreement.
          9.2 Purchaser Defaults. Notwithstanding anything to the contrary set forth in Section 9.1, in the event the transaction contemplated by this Agreement shall not close on account of Purchaser’s default, the Deposit (and all interest earned thereon) shall be paid to Seller, as full liquidated damages, and when such payment has been received, this Agreement shall terminate (subject to the provisions of this Agreement that expressly survive the termination of this Agreement), and no other remedy, including the remedy of specific performance, shall be available for Purchaser’s breach of this Agreement; provided, however, nothing in this Agreement shall be construed to limit Seller’s rights or damages under any indemnities given by Purchaser to Seller under this Agreement. Purchaser and Seller acknowledge and agree that it would be difficult or impossible to accurately and precisely ascertain the actual damages suffered by Seller as a result of any default by Purchaser and agree that the amount of the Deposit (together with all interest earned thereon) is a reasonable pre-estimate of the probable loss to Seller, and that receipt of the Deposit (and all interest earned thereon) as liquidated damages is reasonable compensation, as permitted by O.C.G.A. Section 13-6-7, and does not constitute a penalty. Nothing contained in this Section 9.2 will be deemed to limit Seller’s rights or Purchaser’s obligations under Sections 4.2 (including, without limitation, Section 4.2.3) and 10.1.
          9.3 Disposition of Deposit. In the event the transaction contemplated by this Agreement shall close, the Deposit (and all interest earned thereon) shall be applied as a partial payment of the Purchase Price.
     10. Miscellaneous.
          10.1 Brokers.
               10.1.1 Except as provided in Section 10.1.2 below, Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with the sale contemplated under this Agreement. In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Seller shall indemnify, defend and hold harmless Purchaser from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Purchaser shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Purchaser. The indemnification obligations under this Section 10.1.1 shall survive the Closing or a termination of this Agreement.

               10.1.2 If and only if the sale contemplated hereunder closes, Seller has agreed to pay a brokerage commission to Cushman & Wakefield of Georgia, Inc., a Georgia corporation (“Broker”), pursuant to a separate written agreement between Seller and Broker. Broker shall pay a portion of such brokerage commission to PM Realty Group, L.P., a Delaware limited partnership (“PM”), pursuant to a separate written agreement between Broker and PM. Seller shall indemnify, defend and hold harmless Purchaser from and against any claim by Broker or PM for any payment due by virtue of the transaction contemplated under this Agreement. Section 10.1.1 hereof is not intended to apply to leasing commissions incurred in connection with the Leases.
          10.2 Exhibits; Entire Agreement; Modification. All exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of ) this Agreement. All prior statements, understandings, letters of intent, representations and agreements between the parties, oral or written, are superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between Seller and Purchaser in connection with this transaction and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement. Except as otherwise expressly provided herein, all of Seller’s representations, warranties, covenants and agreements herein shall merge in the documents and agreements executed at the Closing and shall not survive the Closing. This Agreement may not be modified or amended except by written agreement signed by both parties. Typewritten or handwritten provisions inserted in this Agreement or in the exhibits hereto (and initialed by the parties) shall control all printed provisions in conflict therewith.
          10.3 Business Days. Whenever any action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-Business Day, then such period (or date) shall be extended until the next succeeding Business Day. As used herein, the term “Business Day” shall be deemed to mean any day, other than a Saturday or Sunday, on which commercial banks in the State of Georgia are not required or authorized to be closed for business.
          10.4 Interpretation. Section headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to wit, that ambiguities in this Agreement should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. Use of the words “herein,” “hereof,” “hereunder” and any other words of similar import refer to this Agreement as a whole and not to any particular article, section or other paragraph of this Agreement unless specifically noted otherwise in this Agreement. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement.

          10.5 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia, without reference to the conflicts of laws or choice of law provisions thereof.
          10.6 Successors and Assigns. Purchaser may not assign or transfer its rights or obligations under this Agreement without the prior written consent of the Seller, which consent may be given or withheld in the sole and absolute discretion of Seller; provided that, in the event of such an assignment or transfer, the transferee shall assume in writing all of the transferor’s obligations hereunder (but Purchaser or any subsequent transferor shall not be released from its obligations hereunder). Notwithstanding and without limiting the foregoing, no consent given by Seller to any transfer or assignment of Purchaser’s rights or obligations hereunder shall be deemed to constitute a consent to any other transfer or assignment of Purchaser’s rights or obligations hereunder and no transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.
          10.7 Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be sent either by: (a) personal delivery service with charges therefor billed to shipper; (b) nationally recognized overnight delivery service (such as Federal Express or United Parcel Service) with charges therefor billed to shipper; or (c) facsimile (provided that a copy of such facsimile is sent by personal delivery or recognized overnight delivery service in the manner previously described on the same day as transmission of the facsimile), addressed to Seller or Purchaser at the address set forth below, or at such other address as Seller or Purchaser may have designated by notice to the other given as provided above. Any notice or communication sent as above provided shall be deemed effective only if and when received by the party to be notified between the hours of 8:00 a.m. and 5:00 p.m. of any Business Day with delivery made after such hours to be deemed received the following Business Day. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller. Any notice or communication required or permitted hereunder shall be addressed as follows:
To Seller:
Sumitomo Life Realty (N.Y.), Inc.
1201 West Peachtree Street
Suite 5099
Atlanta, Georgia 30309
Attention: Ms. Cynthia Robinson Alexander,
                 Senior Vice President
Facsimile: (404) 364-3265
Telephone: (404) 364-3260
With a Copy to:

Sumitomo Life Realty (N.Y.), Inc.
600 Lexington
101 East 52nd Street
Second Floor
New York, New York 10022
Attention: Mr. Norio Morimoto,
                 President
Facsimile: (212) 750-7931
Telephone: (212) 521-8370
With a Copy To:
Scoggins & Goodman, P.C.
2800 Marquis One Tower
245 Peachtree Center Avenue
Atlanta, Georgia 30303-1227
Attention: Randall B. Scoggins, Esq.
Facsimile: (404) 659-3021
Telephone: (404) 420-5701
To Purchaser:
c/o Hines Interests Limited Partnership
2800 Post Oak Blvd., 48th Floor
Houston, Texas 77056-6118
Attention: Mr. Edmund Donaldson
Facsimile: (713) 966-2075
Telephone: (713) 966-2660
with a copy to:
c/o Hines Interests Limited Partnership
Five Ravinia Drive
Atlanta, GA 30345
Attention: Mr. Kurt Hartman
Facsimile: (770) 206-5325
Telephone: (770) 206-5300
with a copy to:
King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309
Attention: Scott J. Arnold, Esq./ D. Clayton Howell, Esq.
Facsimile: (404) 572-4600
Telephone: (404) 572-5131

          10.8 Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any other person other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.
          10.9 Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement and all deeds and other agreements pertaining to this transaction, and that such legal costs shall not be part of the closing costs.
          10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Facsimile and .PDF signatures shall be deemed originals for purposes of this Agreement. In the event that this Agreement is executed and delivered by way of facsimile or electronic transmission, each party delivering a facsimile or .PDF counterpart shall promptly deliver an ink-signed original counterpart of the Agreement to the other party by overnight courier service; provided however, that the failure of a party to deliver an ink-signed original counterpart shall not in any way affect the validity, enforceability or binding effect of a counterpart executed and delivered by facsimile or electronic transmission.
          10.11 Effectiveness. The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Purchaser have fully executed and delivered to each other a counterpart of this Agreement.
          10.12 No Implied Waivers. No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified in this Agreement for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.
          10.13 Discharge of Seller’s Obligations. Except as otherwise expressly provided in this Agreement, the delivery by Seller and the acceptance by Purchaser of the Deed and the execution and delivery by Seller and Purchaser of the Assignment and Assumption of Ground Lease, shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller’s representations, warranties, covenants and agreements in this Agreement shall merge in the documents and agreements executed at the Closing and shall not survive the Closing, except and to the extent that, pursuant to the express provisions of this Agreement, any of such representations, warranties, covenants or agreements are to survive the Closing.
          10.14 No Recordation. Neither this Agreement, nor any short-form or memorandum of this Agreement, shall be recorded in the public records. Any attempts to record this Agreement, or any short-form or memorandum of this Agreement, by or on behalf of Purchaser shall, at Seller’s option, cause all of the effect of enforcement of any of its terms to become null and void, and same shall not constitute constructive notice of its existence or constitute a cloud on title. Purchaser hereby indemnifies and exonerates Seller from all loss, claim, expense, liability, action or demand (including, but not limited to, reasonable attorneys’ fees and expenses through and including all appellate proceedings) arising out of or in connection with the improper or unauthorized recording of this Agreement or any short-form or memorandum of this Agreement or any reference hereto by Purchaser or any agent or representative of Purchaser in any recorded document.
          10.15 Unenforceability. If all or any portion of any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision hereof, and such provision shall be limited and construed as if such invalid, illegal or unenforceable provision or portion thereof were not contained herein unless doing so would materially and adversely affect a party or the benefits that such party is entitled to receive under this Agreement.
          10.16 Disclosure. Notwithstanding any terms or conditions in this Agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information or the portion of any materials not relevant to the tax treatment or tax structure of the transaction. The provisions of this Section shall survive the Closing.
          10.17 Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Code and any related reporting requirements of the Code, the parties hereto agree as follows:
               (a) The Title Company (for purposes of this Section, the “Reporting Person”), by its execution hereof, hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Code.
               (b) Seller and Purchaser each hereby agree:
          (i) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

          (ii) to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.
               (c) Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.
               (d) The addresses for Seller and Purchaser are as set forth in Section 10.7 hereof, and the real estate subject to the transfer provided for in this Agreement is described in Exhibit A-1 and Exhibit A-2.
The provisions of this Section 10.17 shall survive the Closing.
          10.18 Time of Essence. Time is of the essence of this Agreement.
          10.19 Delivery of Possession. Possession of the Property shall be granted to Purchaser at Closing, subject to the rights of tenants in possession.
          10.20 USA Patriot Act. Each of Purchaser and Seller represents to the other that it is not: (a) an individual or entity listed on the Annex, or otherwise subject, to section 1 of Presidential Executive Order No. 13224; or (b) or a person, group, nation or entity identified in the “Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Foreign Terrorist Organizations and Specially Designated Narcotics Traffickers” in Appendix A to 31 C.F.R. Chapter V, as amended and in effect from time to time and maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control.
          10.21 Waiver of Trial by Jury. SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. The provisions of this Section shall survive the Closing.
          10.22 Limitation of Liability.
               10.22.1 NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANY DOCUMENTS EXECUTED IN CONNECTION HEREWITH, IF THE CLOSING OF THE TRANSACTION CONTEMPLATED HEREUNDER SHALL HAVE OCCURRED, THE AGGREGATE LIABILITY OF SELLER ARISING PURSUANT TO OR IN CONNECTION WITH THE REPRESENTATIONS, WARRANTIES, INDEMNIFICATIONS, COVENANTS OR OTHER OBLIGATIONS (WHETHER EXPRESS OR IMPLIED) OF SELLER UNDER THIS AGREEMENT (OR ANY DOCUMENT OR CERTIFICATE EXECUTED OR DELIVERED IN CONNECTION

HEREWITH) SHALL NOT EXCEED SEVEN MILLION AND NO/100THS DOLLARS ($7,000,000.00).
               10.22.2 NO CLAIM BY PURCHASER ALLEGING A BREACH BY SELLER OF ANY REPRESENTATION, WARRANTY AND/OR COVENANT OF SELLER CONTAINED HEREIN OR IN ANY OTHER DOCUMENT ASSOCIATED WITH THE TRANSACTION CONTEMPLATED HEREBY MAY BE MADE, AND SELLER SHALL NOT BE LIABLE FOR ANY JUDGMENT IN ANY ACTION BASED UPON ANY SUCH CLAIM, UNLESS AND UNTIL SUCH CLAIM, EITHER ALONE OR TOGETHER WITH ANY OTHER CLAIMS BY PURCHASER ALLEGING A BREACH BY SELLER OF ANY SUCH REPRESENTATION, WARRANTY AND/OR COVENANT, IS FOR AN AGGREGATE AMOUNT IN EXCESS OF TWO HUNDRED FIFTY THOUSAND AND NO/100THS DOLLARS ($250,000.00) (THE “FLOOR AMOUNT”), IN WHICH EVENT SELLER’S LIABILITY RESPECTING ANY FINAL JUDGMENT CONCERNING SUCH CLAIM OR CLAIMS SHALL BE FOR THE ENTIRE AMOUNT THEREOF, SUBJECT TO THE LIMITATION SET FORTH IN SECTION 10.22.1 ABOVE; PROVIDED, HOWEVER, THAT IF ANY SUCH FINAL JUDGMENT IS FOR AN AMOUNT THAT IS LESS THAN OR EQUAL TO THE FLOOR AMOUNT, THEN SELLER SHALL HAVE NO LIABILITY WITH RESPECT THERETO.
               10.22.3 NO SHAREHOLDER OR AGENT OF SELLER, NOR ANY SELLER RELATED PARTIES, SHALL HAVE ANY PERSONAL LIABILITY, DIRECTLY OR INDIRECTLY, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY AGREEMENT MADE OR ENTERED INTO UNDER OR PURSUANT TO THE PROVISIONS OF THIS AGREEMENT, OR ANY AMENDMENT OR AMENDMENTS TO ANY OF THE FOREGOING MADE AT ANY TIME OR TIMES, HERETOFORE OR HEREAFTER, AND PURCHASER AND ITS SUCCESSORS AND ASSIGNS AND, WITHOUT LIMITATION, ALL OTHER PERSONS AND ENTITIES, SHALL LOOK SOLELY TO SELLER’S ASSETS FOR THE PAYMENT OF ANY CLAIM OR FOR ANY PERFORMANCE, AND PURCHASER, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVES ANY AND ALL SUCH PERSONAL LIABILITY. PURCHASER FURTHER AGREES NOT TO SUE OR OTHERWISE SEEK TO ENFORCE ANY PERSONAL OBLIGATION AGAINST ANY SHAREHOLDER OR AGENT OF SELLER, OR ANY SELLER RELATED PARTIES, WITH RESPECT TO ANY MATTERS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL CLAIMS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER IT MAY NOW OR HEREAFTER HAVE AGAINST ANY SHAREHOLDER OR AGENT OF SELLER, OR ANY SELLER RELATED PARTIES, AND HEREBY UNCONDITIONALLY AND IRREVOCABLY RELEASES AND DISCHARGES ANY SHAREHOLDER OR AGENT OF SELLER, OR ANY SELLER RELATED PARTIES, FROM ANY AND ALL LIABILITY WHATSOEVER WHICH MAY NOW OR HEREAFTER ACCRUE IN FAVOR OF PURCHASER AGAINST ANY SHAREHOLDER OR AGENT OF SELLER, OR ANY SELLER RELATED PARTIES,

IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
               10.22.4 PURCHASER SHALL FIRST SEEK RECOVERY FROM ANY APPLICABLE INSURANCE POLICIES, CONTRACTS AND LEASES PRIOR TO SEEKING ANY RECOVERY FROM SELLER. SELLER SHALL NOT BE LIABLE TO PURCHASER IF PURCHASER’S CLAIM IS SATISFIED FROM SUCH INSURANCE POLICIES, CONTRACTS OR LEASES.
               10.22.5 The provisions of this Section 10.22 shall survive the Closing or a termination of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:

SUMITOMO LIFE REALTY (N.Y.), INC.,
a New York corporation

By:	/s/ Cynthia Robinson Alexander

Cynthia Robinson Alexander,
Senior Vice President

Attest:	/s/ Shinichi Kawanishi

Shinichi Kawanishi, Vice President
[SIGNATURES CONTINUED ON FOLLOWING PAGE]

PURCHASER:

HINES ONE ATLANTIC CENTER LP,
a Delaware limited partnership

By:	Hines One Atlantic GP LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ Edmund A. Donaldson

Edmund A. Donaldson,
Manager
WITH RESPECT TO SECTION 10.17 ONLY:
CHICAGO TITLE INSURANCE COMPANY,
a Missouri insurance company

By:	/s/

Name:

Title:	Authorized signatory

The undersigned, Hines-Sumisei US Core Office Properties LP, a Delaware limited partnership, as the owner of no less than eighty percent (80%) of the direct or indirect interests in Purchaser, hereby absolutely, unconditionally and irrevocably guarantees and promises to Seller the prompt, complete and full payment and performance when due of Purchaser’s obligations under the within and foregoing Contract of Sale, subject, in all instances, to the same limitation on liability as applicable to Purchaser.

HINES-SUMISEI US CORE OFFICE PROPERTIES LP, a Delaware limited partnership

By:	Hines-Sumisei U.S. Core Office Trust,
a Maryland real estate investment trust,
its general partner

	By:	/s/ Edmund A. Donaldson

Edmund A. Donaldson,
Vice President

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